EXHIBIT 10.2
PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
CHERRY CREEK RADIO LLC
“BUYER”
AND
FISHER COMMUNICATIONS INC.
“PARENT”
AND
FISHER RADIO REGIONAL GROUP INC.
“SELLER”
May 30, 2006

i

LIST OF EXHIBITS

Exhibit A	—	Assumption Agreement

Exhibit B	—	Bill of Sale and Assignment

Exhibit C	—	Buyer’s Closing Certificate

Exhibit D	—	Escrow Agreement

Exhibit E	—	Assignment and Assumption of Contracts

Exhibit F	—	Assignment and Assumption of Leases

Exhibit G	—	Assignment of Licenses, Permits, and Authorizations

Exhibit H	—	Fisher Parties’ Closing Certificate

Exhibit I-1	—	Fisher Parties’ Opinion of Counsel

Exhibit I-2	—	Opinion of FCC Counsel

Exhibit J-1	—	Intangible Property Assignment

Exhibit J-2	—	Assignment and Assumption of Registered Trademarks

Exhibit K	—	Intentionally Omitted

Exhibit L	—	Form of Estoppel Certificate

Exhibit M	—	Form of Non-Compete/Non-Solicit Agreement

Exhibit N-1	—	Form of Warranty Deed for Montana

Exhibit N-2	—	Form of Warranty Deed for Washington

LIST OF SCHEDULES

Schedule 1.0	—	List of Stations
Schedule 1.1	—	Assumed Liabilities
Schedule 1.2	—	Contracts
Schedule 1.3	—	Intangible Property
Schedule 1.4	—	Equipment
Schedule 1.5	—	Leases
Schedule 1.6	—	Licenses
Schedule 1.7	—	Motor Vehicles
Schedule 1.8	—	Real Property
Schedule 1.9	—	Retained Assets
Schedule 2.1	—	Permitted Liens
Schedule 2.10	—	Allocation of Purchase Price
Schedule 4.3	—	Conflicting Agreements
Schedule 4.4	—	Matters Relating to Purchase Assets
Schedule 4.5	—	Liens
Schedule 4.6	—	Condition of Equipment
Schedule 4.7	—	Matters Relating to Contracts
Schedule 4.8	—	Matters Relating to Intangible Property
Schedule 4.9	—	Matters Relating to Real Property
Schedule 4.10	—	Matters Relating to Leases
Schedule 4.11(a)	—	Financial Statements
Schedule 4.11(b)	—	Interim Financial Statements
Schedule 4.12	—	No Changes
Schedule 4.13	—	Undisclosed Liabilities
Schedule 4.14	—	Litigation, Labor Matters and Compliance with Laws
Schedule 4.15	—	Taxes
Schedule 4.16	—	Governmental Authorizations
Schedule 4.17	—	Pending Applications
Schedule 4.18	—	Compliance with FCC Requirements
Schedule 4.20	—	Insurance
Schedule 4.22	—	Powers of Attorney
Schedule 4.23	—	Employees
Schedule 4.24	—	Employee Benefit Plans
Schedule 4.25	—	Environmental Matters
Schedule 4.29	—	Related Party Transactions
Schedule 6.10	—	Liens Not to be Released

v

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT is made as of the 30th day of May, 2006, by and among Cherry Creek Radio LLC, a limited liability company organized under the laws of the State of Delaware (“Buyer”), Fisher Communications Inc., a corporation organized under the laws of the State of Washington (“Parent”), and Fisher Radio Regional Group Inc., a corporation organized under the laws of the State of Washington (“Seller”).
R E C I T A L S:
     WHEREAS, Seller holds certain licenses, permits and authorizations issued by the Federal Communications Commission for the operation of the radio broadcast stations specified on SCHEDULE 1.0 hereto (individually, a “Station” and collectively, the “Stations”) and owns the assets used or useful in the operation of the Stations; and
     WHEREAS, Seller desires to sell or assign and Buyer desires to purchase the assets of the Stations, including the Licenses (as defined below), and to assume certain liabilities and obligations of Seller, as more fully described and on the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Definitions. When used in this Agreement, the following terms shall have the meanings specified:
          “Accountants” shall have the meaning set forth in Section 2.5(g).
          “Accounts Receivable” shall mean all trade accounts receivable of Seller immediately prior to the Closing, as determined in accordance with GAAP.
          “Adjustment Amount” shall have the meaning set forth in Section 2.5(f).
          “Adjustment List” shall have the meaning set forth in Section 2.5(f).
          “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, the specified Person.
          “Agreement” shall mean this Purchase and Sale Agreement, together with the Schedules and the Exhibits attached hereto, as the same shall be amended from time to time in accordance with the terms hereof.

          “Alternative Transaction” shall have the meaning set forth in Section 11.10.
          “Assignment Application” shall have the meaning set forth in Section 3.2.
          “Assumed Liabilities” shall mean the Transferred Obligations; provided, however, that if a Bifurcated Closing occurs pursuant to Section 2.3(b), then “Assumed Liabilities” shall mean (A) in the case of the Primary Closing, all of the Transferred Obligations arising in connection with or otherwise relating to the Primary Stations and (B) in the case of the Great Falls Closing, all of the Transferred Obligations arising in connection with or otherwise relating to the Great Falls Stations.
          “Assumption Agreement” shall mean an instrument in the form of EXHIBIT A attached hereto by which the Assumed Liabilities are to be accepted by Buyer.
          “Benefit Arrangements” shall mean a benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan.
          “Bifurcated Closing” shall have the meaning set forth in Section 2.3(b).
          “Bill of Sale and Assignment” shall mean an instrument in the form of EXHIBIT B attached hereto, by which Seller will convey to Buyer title to the Purchased Assets.
          “Business” shall mean the assets, business and operations of the Stations conducted by Seller but shall exclude the business, operations, assets and all other properties of Parent and all other entities affiliated with Parent, to the extent not used primarily or in any material manner in the operation of the Stations. For purposes of clarification, it is understood that an asset of an entity that may have been indirectly used or assisted in the operation of the Stations shall be excluded from the definition of “Business” if such asset is not used primarily in the operation of the Stations, and is not physically located at the Stations.
          “Buyer” shall mean Cherry Creek Radio LLC, a Delaware limited liability company, its successors or assigns.
          “Buyer Indemnified Parties” shall have the meaning set forth in Section 9.1.
          “Buyer’s Closing Certificate” shall mean a certificate of Buyer in the form of EXHIBIT C attached hereto.
          “Buyer’s Information” shall have the meaning set forth in Section 11.9(b).
          “Cash” shall mean all monies of Seller relating to the Stations, whether in the form of cash, cash equivalents, marketable securities or deposits in bank accounts prior to the Closing Date.
          “Claims” shall have the meaning set forth in Section 9.1.

          “Closing” shall have the meaning set forth in Section 2.3(a).
          “Closing Date” shall have the meaning set forth in Section 2.3(b).
          “COBRA” shall have the meaning set forth in Section 4.24(b).
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Collection Period” shall have the meaning ascribed to it in Section 2.11(b).
          “Communications Act” shall have the meaning set forth in Section 4.16.
          “Communications Laws” shall have the meaning set forth in Section 4.16.
          “Consolidated Tradeout Credit” shall have the meaning set forth in Section 2.5(d).
          “Consultant” shall have the meaning set forth in Section 6.2(d)(I).
          “Contract Assignment” shall mean an instrument, in the form of EXHIBIT E attached hereto, by which Seller assigns the Contracts to Buyer and Buyer assumes the then remaining rights and obligations of Seller under the Contracts.
          “Contracts” shall mean (i) those agreements (other than those included in the Retained Assets and other than the Leases) under which Seller conducts the business of the Stations, including all contractual obligations incurred by Seller for the Program Rights, that are listed on SCHEDULE 1.2 and (ii) contracts for the sale of advertising time on the Stations entered into in the ordinary course of Seller’s business. Notwithstanding the foregoing definition, the parties hereby acknowledge that those certain Contracts that are expressly identified on SCHEDULE 1.2 as “Group Contracts” may benefit affiliates of Seller, and with respect to those “Group Contracts” that are expressly identified on SCHEDULE 1.2, the definition of “Contracts” for purposes of this Agreement shall only include and be limited to such terms of a Contract, or portions thereof, as benefits Seller, and then only to the extent relating to the Business or the Purchased Assets.
          “Control” including its various tenses and derivatives (such as “Controlled” and “Controlling”) shall mean (i) when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, agreement or arrangement or otherwise and (ii) when used with respect to any security, the possession, directly or indirectly, of the power to vote, or to direct the voting of, such security or the power to dispose of, or to direct the disposition of, such security.
          “Customer Lists” shall mean all lists, documents, written information and computer tapes and programs and other computer readable media in Seller’s possession concerning past, present and potential purchasers of services from the Stations.
          “Environment” shall mean surface waters, ground waters, surface water sediment, soil, subsurface strata, ambient air and other environmental medium.

          “Environmental Laws” shall mean the rules and regulations of the FCC, the Environmental Protection Agency and any other federal, state or local government authority pertaining to human exposure to RF radiation and all applicable rules and regulations of federal, state and local laws, including statutes, regulations, ordinances, judicial or administrative orders, consent decrees or judgments, codes, rules and policies, now or hereafter in effect and as amended, relating to pollution or protection of the Environment, health, safety or natural resources or to the use, handling, transportation, treatment, storage, disposal, release or discharge of Regulated Substances.
          “Environmental Permit” shall mean any permit, license, certificate, approval, identification number or other authorization required to operate the Business under applicable Environmental Law.
          “Environmental Work” shall have the meaning ascribed to it in Section 6.2(d)(III).
          “Equipment” shall mean all machinery, equipment, furniture, fixtures, furnishings, toolings, parts, tubes, tapes, microwaves, transponders, relays and other items of tangible personal property of Seller used, held for use or useable in the operation of any Station, including, but not limited to, those items listed on SCHEDULE 1.4, and excluding in all cases the Retained Assets.
          “Equipment Claims” shall have the meaning set forth in Section 9.6(a).
          “Equipment Threshold Amount” shall have the meaning set forth in Section 9.6(a).
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          “Escrow Agent” shall mean U.S. Bank National Association in Atlanta, Georgia.
          “Escrow Agreement” shall mean the Escrow Agreement in the form of EXHIBIT D attached hereto among Escrow Agent, Buyer and the Fisher Parties.
          “Escrow Deposit” shall mean the sum of One Million Six Hundred Thousand Dollars ($1,600,000), to be deposited by Buyer with the Escrow Agent concurrently with the execution of this Agreement, to be held by Escrow Agent in accordance with the terms and provisions of this Agreement and the Escrow Agreement.
          “Escrow Reserve” shall have the meaning ascribed to it in Section 2.6.
          “Estoppel Certificates” shall have the meaning set forth in Section 2.4(a).
          “Event of Loss” shall mean any loss, taking, condemnation, or destruction of, or damage to, any of the Purchased Assets or any Station.
          “FCC” shall mean the Federal Communications Commission.

          “FCC Consent” shall mean action by the FCC granting its written consent to the assignment of the Licenses to Buyer (or Buyer’s assignee pursuant to Section 11.8).
          “Final Order” shall mean that action shall have been taken by the FCC (including action duly taken by the FCC’s staff, pursuant to delegated authority) which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which no timely request for stay, petition for rehearing, appeal or certiorari or sua sponte action of the FCC with comparable effect shall be pending and as to which the statutory time for filing any such petition, appeal, certiorari or for the taking of any such sua sponte action by the FCC shall have expired or otherwise terminate.
          “Financial Statements” shall mean the unaudited financial statements of Seller relating to the Stations described in Section 4.11(a).
          “Financing Leases” shall mean any lease which is properly characterized as a capitalized lease obligation in accordance with GAAP.
          “Fisher Parties” shall mean Seller and Parent.
          “Fisher Parties’ Closing Certificate” shall mean a certificate of the Fisher Parties, in the form of EXHIBIT H attached hereto.
          “Fisher Parties Opinions of Counsel” shall mean legal opinions of outside counsel and FCC outside counsel to the Fisher Parties addressed to Buyer in the form of EXHIBITS I-1 and I-2 attached hereto.
          “GAAP” shall mean generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.
          “Governmental Body” shall mean any foreign, federal, state, local or other governmental authority or regulatory body.
          “Great Falls Closing” means the consummation, in accordance with the terms of this Agreement, of the purchase and sale of the Purchased Assets that are used or held for use with respect to the Great Falls Stations.
          “Great Falls Stations” shall mean the following Stations of Seller located in Great Falls, Montana: KXGF(AM), KQDI-FM, KQDI(AM), KIKF(FM), KINX(FM) and K274BC (“Great Falls Stations”).
          “Great Falls Waiver” shall have the meaning set forth in Section 3.6.
          “Incentive Program” means any agreement, obligation, commitment or program of Seller in the nature of a rebate or an incentive, whether for Seller’s employees, third parties or otherwise, including without limitation, any incentives in the nature of a cruise, travel voucher, merchandise or other goods and services.
          “Indemnitee” shall have the meaning set forth in Section 9.3(a).
          “Indemnitor” shall have the meaning set forth in Section 9.3(a).
          “Individual Tradeout Credit” shall have the meaning set forth in Section 2.5(d).
          “Intangible Property” shall mean: (a) all patents, trademarks, service marks, copyrights (whether or not registered) and registrations and applications therefor, trade names, trade secrets, confidential know-how, designs, inventions, software which is necessary for the operation of the Stations in their respective markets (which shall include by way of example and not in limitation, traffic and billing software and data owned or primarily used by any Station, but specifically excluding accounting and human resources software and data used or licensed by the Fisher Parties prior to the Closing Date through Parent), formulae, jingles, slogans, logos and similar proprietary information owned or used by, or in any way relating to, any Station, (b) all of the rights of Seller in and to the call letters for each Station and any related Internet domain name, and (c) all goodwill associated therewith, a complete list of which (consisting of the items described in (a), (b) and (c) above) is set forth on SCHEDULE 1.3.
          “Intangible Property Assignment” shall mean an instrument, in the form of EXHIBIT J-1 attached hereto, by which interests in and to all of the Intangible Property are to be conveyed to Buyer.
          “Interim Financial Statements” shall mean the unaudited financial statements of Seller relating to the Stations described in Section 4.11(b).
          “Knowledge” with respect to Seller shall have the following meaning: the Fisher Parties will be deemed to have “Knowledge” of a particular fact or other matter if the President or Chief Financial Officer of Fisher Communications Inc., the President, Controller or Chief Engineer of Seller, or the Chief Engineer, Business Manager, or General Manager of any Station has actual knowledge of such fact or other matter, or if any of the foregoing individuals could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of making a reasonable inquiry into such areas of the Business that are under such individual’s general area of responsibility.
          “Lease Assignment” shall mean an instrument in the form of EXHIBIT F attached hereto, by which Seller shall assign to Buyer the Leases.
          “Leases” shall mean those leases of real and personal property related to any Station as listed on SCHEDULE 1.5.
          “License Assignment” shall mean an instrument in the form of EXHIBIT G attached hereto, by which Seller shall assign to Buyer the Licenses.
          “Licenses” shall mean all licenses, permits (including but not limited to construction permits) and authorizations issued by the FCC to Seller for the operation of each

Station and other material licenses, permits and authorizations issued or granted by any other Governmental Body, all of which are listed on SCHEDULE 1.6.
          “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease (including any capitalized lease) or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code of the States of Montana, Washington or a comparable law of any jurisdiction.
          “Material Adverse Effect” shall mean a material adverse effect on the business, operations, or financial condition of the Stations, the Business, the Purchased Assets, or on the ability of the Fisher Parties to consummate the transactions contemplated hereby, or any event or condition which would reasonably be expected, with the passage of time, to constitute such a “material adverse effect,” other than changes generally applicable to the economy of the United States or the radio broadcasting industry in general.
          “Material Leases” and “Material Contracts” shall mean those Leases listed on SCHEDULE 1.5 and marked with an asterisk, and those Contracts listed on SCHEDULE 1.2 and marked with an asterisk.
          “Miscellaneous Assets” shall mean all tangible and intangible assets used, held for use or useable in the operation of any Station and not otherwise specifically referred to in this Agreement, including any warranties relating to any of the Purchased Assets, excepting therefrom only the Retained Assets.
          “Motor Vehicle Title Certificates” shall mean the official evidences of title to the Motor Vehicles.
          “Motor Vehicles” shall mean all motor vehicles owned by Seller used in the operation of the Business, including, without limitation, those listed on SCHEDULE 1.7.
          “Non-Compete/Non-Solicit Agreements” shall mean the Non-Compete Agreements from the Fisher Parties and certain affiliated entities for the benefit of Buyer substantially in the form of EXHIBIT M attached hereto.
          “Notice of Defect” shall have the meaning ascribed to it in Section 6.2(a).
          “Parent” shall mean Fisher Communications Inc., a Washington corporation.
          “Permitted Liens” shall mean: (i) liens for Taxes not yet due and payable, (ii) liens for inchoate mechanics’ and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business for sums not yet delinquent (provided the Title Companies agree to insure over any such exception raised in the Title Commitment pertaining to such liens), (iii) easements, rights of way, building and use restrictions, exceptions, reservations and other non-monetary encumbrances on the Real Property in each case that appear in the public real property records

(or that would be disclosed by a survey) and that do not in any material respect adversely affect, impair or interfere with the use of the property subject thereto for the operation of the Station, and (iv) liens listed on SCHEDULE 2.1.
          “Person” shall mean any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity.
          “Phase I Environmental Assessment” shall have the meaning ascribed to it in Section 6.2(d)(I).
          “Phase I Time Period” shall have the meaning ascribed to it in Section 6.2(d)(I).
          “Phase II Inspection” shall have the meaning ascribed to it in Section 6.2(d)(II).
          “Phase II Time Period” shall have the meaning ascribed to it in Section 6.2(d)(II).
          “Plan” shall mean any plan, program or arrangement, whether or not written, that is or was: (a) an “employee benefit plan” as such term is defined in Section 3(3) of ERISA; (b) an “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, including, without limitation, any such plan that satisfies, or is intended by Seller to satisfy, the requirements for tax qualification described in Section 401 of the Code; (c) a “multiemployer plan” as such term is defined in Section 3(37) of ERISA; or (d) an “employee welfare benefit plan” as such term is defined in Section 3(1) of ERISA; and with respect to (a)-(d), (i) which was or is established or maintained by Seller, (ii) to which Seller contributed or is obligated to contribute, fund or provide benefits, or (iii) which provides or promises or provided or promised benefits to any Person who performs or who has performed services for Seller and because of those services is or has been (A) a participant therein or (B) entitled to benefits thereunder.
          “Primary Closing” means the consummation, in accordance with the terms of this Agreement, of the purchase and sale of the Purchased Assets that are used or held for use with respect to all Stations other than the Great Falls Stations.
          “Primary Stations” means all Stations other than the Great Falls Stations.
          “Program Rights” shall mean all rights presently existing and obtained prior to the Closing, in accordance with this Agreement, of Seller to broadcast radio programs in the operation of the Business as part of any Station’s programming and for which Seller is or will be obligated to compensate the vendor of such Program Rights, including all program barter agreements.
          “Purchased Assets” shall mean the right, title and interest of Seller in and to all assets owned or used by, or in any way relating to, the operation of any Station, other than the Retained Assets, including but not limited to, (i) the Contracts, (ii) the Customer Lists, (iii) the Equipment, (iv) the Intangible Property, (v) the Leases, (vi) the Licenses, (vii) the Miscellaneous Assets, (viii) the Motor Vehicles, (ix) the Real Property and (x) the Records.
          “Purchased Assets Reports” shall have the meaning set forth in Section 6.2(c).

          “Purchase Price” shall mean the sum of Thirty Three Million Three Hundred Forty Thousand Dollars ($33,340,000), as adjusted pursuant to Section 2.5 hereof”); provided, however, that if a Bifurcated Closing occurs pursuant to Section 2.3(b), the term “Purchase Price” with respect to the Primary Closing shall mean Twenty Nine Million One Hundred Forty Thousand Dollars ($29,140,000) as adjusted pursuant to Sections 2.5 and 10.1, and the term “Purchase Price” with respect to the Great Falls Closing shall mean Four Million Two Hundred Thousand Dollars ($4,200,000), as adjusted pursuant to Sections 2.5 and 10.1.
          “Real Property” shall mean Seller’s fee simple or leasehold interest in the real property described on SCHEDULE 1.8, and all buildings, structures, improvements and fixtures thereon used or held for use in connection with the operation of the Business, together with all strips and gores, rights of way, easements, privileges and appurtenances pertaining thereto, including any right, title and interest of Seller in and to any street adjoining any portion of the Real Property.
          “Receivables” shall mean all notes receivable of Seller immediately prior to the Closing and all Accounts Receivable.
          “Receivables List” shall have the meaning ascribed to it in Section 2.11(a).
          “Recognized Environmental Condition” shall have the meaning ascribed to it in Section 6.2(d)(I).
          “Records” shall mean files and records, including schematics, technical information and engineering data, programming information, correspondence, books of account, employment records, customer files, purchase and sales records and correspondence, advertising records, files and literature, and FCC logs, files and records, and other written materials, of Seller relating to any Station.
          “Regulated Substances” shall mean any material or substance which is or may be hazardous, or which could otherwise pose a risk to health, safety or the Environment or which is regulated, prohibited or controlled pursuant to or the subject of any Environmental Laws, including without limitation, any hazardous substances (as defined in 42 U.S.C. § 9601(14)), solid waste (as defined in 42 U.S.C. § 6903(27)), pollutant or contaminant (as defined in 42 U.S.C. § 9601(33)), or any other waste, pollutant, hazardous waste (as defined in 42 U.S.C. § 6903(5)), petroleum (as defined in 42 U.S.C. § 6991(8)), petroleum-based substance, by-product, breakdown product or waste, oil (as defined in 33 U.S.C. § 2701(23)), special waste, sludge (as defined in 42 U.S.C. § 6903(26A)), or as such terms are otherwise defined under applicable laws of the States of Montana and Washington; and any constituent of any of the aforementioned substance or waste and specifically including but is not limited to polychlorinated biphenyls (PCBs), asbestos, asbestos-containing material, lead-based paints, urea formaldehyde, infectious wastes, radioactive materials and wastes and petroleum and petroleum products (including, without limitation, crude oil or any fraction thereof).
          “Remedial Action” shall have the meaning ascribed to it in Section 7.10.
          “Retained Assets” shall mean:

          (a) All Cash;
          (b) All claims, rights and interests of the Fisher Parties in and to any refunds for Taxes paid in respect of the Stations or the Business for periods ending on or prior to the Closing Date (subject to claims of Buyer for proration of property and other Taxes or fees of any nature whatsoever under this Agreement);
          (c) Any rights, claims or causes of action of the Fisher Parties against third parties relating to the assets, properties, business or operations of the Business, the Purchased Assets or the Stations, to the extent they relate to the period prior to the Closing, but excluding warranty claims with respect to Equipment unless such Equipment shall have been replaced;
          (d) All bonds, letters of credit, intercompany notes and similar items, contracts or policies of insurance and prepaid insurance with respect to such contracts or policies;
          (e) Each Fisher Party’s corporate seal, corporate minute books, stock record books, corporate records relating to incorporation and capitalization, financial accounting records (except to the extent they constitute Records), tax returns and related documents and supporting work papers and any other records and returns relating to Taxes, assessments and similar governmental levies (other than real and personal property Taxes, assessments and levies imposed on the Purchased Assets);
          (f) The contracts, agreements or understandings of the Fisher Parties that are listed on SCHEDULE 1.9;
          (g) Any trade name, trademarks, service marks or logos using or incorporating the phrases “Fisher” or “Fisher Broadcasting” or any portion of any logo containing such phrases;
          (h) All records and documents relating to Retained Assets or to liabilities other than Assumed Liabilities and not relating to the Business, the Purchased Assets, the Stations or the Assumed Liabilities;
          (i) All trusts, trust assets, trust accounts, reserves, insurance policies, or other assets, including, but not limited to, those relating to any Station Employee Benefit Plan or to funding the other employee benefit plans, agreements or arrangements sponsored, maintained, contributed to, or administered by the Fisher Parties or their Affiliates;
          (j) Any rights of, or payment due to, the Fisher Parties under or pursuant to this Agreement or the other agreements with Buyer contemplated hereby;
          (k) All Receivables;
          (l) The Fisher Parties’ intranet service and related connections;
          (m) All accounting and human resources software and data used or licensed by the Fisher Parties prior to the Closing Date through Parent (but excluding software which is necessary for the operation of the Stations in their respective markets (which by way of example and not in limitation shall include traffic and billing software and data owned or primarily used by any Station)); and
          (n) All other tangible and intangible assets not relating to any of the Stations, including, without limitation, the assets described on SCHEDULE 1.9.
          “Retained Liabilities” shall mean all debts, liabilities and other obligations of Seller that are not Assumed Liabilities.
          “Schedules” shall mean those schedules referred to in this Agreement (which shall be listed and organized by Station and shall reference specific sections and subsections to which they relate) which have been bound in that separate volume executed by or on behalf of the parties, and delivered concurrently with the execution of this Agreement, which volume is hereby incorporated herein and made a part hereof.
          “Seller” shall mean Fisher Radio Regional Group Inc., a Washington corporation.
          “Seller Indemnified Parties” shall have the meaning set forth in Section 9.2.
          “Seller Market” shall have the meaning set forth in Section 2.5(d).
          “Seller’s Information” shall have the meaning set forth in Section 11.9(a).
          “Station” or Stations” shall have the meaning set forth in the Recitals to this Agreement.
          “Station Employee” shall mean an employee of Seller who spends substantially all of his or her time working for any Station as of the Closing Date.
          “Station Employee Benefit Plans” shall mean any Plan or Benefit Arrangement in which any current, former or retired employee of Seller participates or has participated.
          “Survey Defect” shall have the meaning set forth in Section 6.2(b).
          “Tax” or “Taxes” means any federal, state, local or foreign income, franchise, assessments, charges, duties, fees, sales, use, transfer, ad valorem, transfer, employment, social security, withholding, payroll, FICA, unemployment compensation, disability, excise, personal property, or real property taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Body.
          “Threshold Amount” shall have the meaning set forth in Section 9.6(a).
          “Title Commitment” shall have the meaning set forth in Section 6.2(a).
          “Title Companies” shall mean Stewart Title Guaranty Company, First American Title Insurance Company, Commonwealth Land Title Insurance Company and/or such other title insurance company acceptable to Buyer.

          “Title Policies” shall mean the owner’s standard coverage title policies issued pursuant to the Title Commitment in accordance with Section 6.2(a).
          “Trademark Assignment” shall mean an instrument, in the form of EXHIBIT J-2 attached hereto, by which Seller assign all of their rights, title and interest in the registered trademarks used in the operation of the Business to Buyer and Buyer assumes the then remaining rights and obligations of Seller under such registered trademarks.
          “Tradeout Agreement” shall mean any contract, agreement or commitment of Seller, oral or written, pursuant to which Seller has sold or traded commercial air time of any Station in consideration for property or services in lieu of or in addition to cash, excluding program barter agreements.
          “Transferred Employee” shall mean a Station Employee who becomes an employee of Buyer as contemplated by Section 10.2(b).
          “Transferred Obligations” means: (i) the liabilities of Seller, if any, listed on SCHEDULE 1.1; and (ii) the obligations of Seller under the Contracts and the Leases arising from and accruing with respect to the operation of the Business after the Closing Date, except those Contracts and Leases, if any, relating to the Retained Assets.
          “WARN Act” shall have the meaning set forth in Section 10.3.
          “Warranty Deed” shall mean a special warranty deed in a form acceptable to the Title Companies pursuant to which Seller shall convey to Buyer at the Closing the Real Property located in the State of Montana and the State of Washington substantially in the forms of EXHIBIT N-1 and Exhibit N-2 attached hereto.
     1.2 Singular/Plural; Gender. Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders.
ARTICLE 2
PURCHASE AND SALE AND ASSUMPTION OF LIABILITIES
     2.1 Purchase and Sale. At the Closing on the Closing Date, and upon all of the terms and subject to all of the conditions of this Agreement, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase all of Seller’s right, title and interest, legal and equitable, in and to the Purchased Assets free and clear of all Liens other than Permitted Liens. Notwithstanding any provision of this Agreement to the contrary, (i) Seller shall not transfer, convey or assign to Buyer, but shall retain, all of its right, title and interest in and to the Retained Assets, (ii) subject to Section 6.6 hereof, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof, and (iii) if a Bifurcated Closing occurs pursuant to Section 2.3(b), then at each of the Primary Closing and the Great Falls Closing, as applicable, Seller shall sell, transfer, assign, convey, and deliver to Buyer, and

Buyer shall purchase from Seller, the Purchased Assets that are used or held for use in the operations of, respectively, the Primary Stations and the Great Falls Stations.
     2.2 Payments and Assumption of Liabilities. At the Closing on the Closing Date, Buyer shall do the following:
          (a) If a Bifurcated Closing does not occur pursuant to Section 2.3(b), then Buyer shall (i) cause Escrow Agent to wire transfer to Seller in immediately available funds the Escrow Deposit, plus any interest accrued thereon during the period the Escrow Deposit was held by Escrow Agent, (ii) pay to Seller, by wire transfer, in immediately available funds an amount equal to the Purchase Price, as adjusted pursuant to Sections 2.5 and 10.1, less (A) the total amount paid by Escrow Agent to Seller in accordance with this Section, and (B) the Escrow Reserve (provided that Buyer in its discretion may make payments out of the Purchase Price directly to lenders and equipment lessors of Seller in the amounts provided for in such parties’ respective payoff letters), (iii) pay to the Escrow Agent, by wire transfer in immediately available funds, an amount equal to the Escrow Reserve, and (iv) assume the Assumed Liabilities pursuant to the Assumption Agreement.
          (b) If a Bifurcated Closing occurs pursuant to Section 2.3(b), then the following shall occur:
               (i) at the Primary Closing, Buyer shall (i) cause Escrow Agent to wire transfer to Seller in immediately available funds the Escrow Deposit, plus any interest accrued thereon during the period the Escrow Deposit was held by Escrow Agent, (ii) pay to Seller, by wire transfer in immediately available funds, an amount equal to the applicable Purchase Price with respect to the Primary Closing, as adjusted pursuant to Sections 2.5 and 10.1, less (A) the total amount paid by Escrow Agent to Seller in accordance with this Section, and (B) the Escrow Reserve (provided that Buyer in its discretion may make payments out of the Purchase Price directly to lenders and equipment lessors of Seller in the amounts provided for in such parties’ respective payoff letters), (iii) pay to the Escrow Agent, by wire transfer in immediately available funds, an amount equal to the Escrow Reserve, and (iv) assume the Assumed Liabilities pursuant to the Assumption Agreement; and
               (ii) at the Great Falls Closing, if it occurs, Buyer shall (i) pay to Seller, by wire transfer in immediately available funds, an amount equal to the applicable Purchase Price with respect to the Great Falls Closing, as adjusted pursuant to Sections 2.5 and 10.1, and (ii) assume the Assumed Liabilities pursuant to the Assumption Agreement.
     2.3 Closing Date; Bifurcated Closings.
          (a) Subject to Section 2.3(b), the purchase and sale of the Purchased Assets shall be consummated in accordance with the terms of this Agreement (the “Closing”) at 10:00 a.m., Atlanta, Georgia time, on the first business day of the calendar month following the date on which each of the conditions set forth in Articles 7 and 8 has been satisfied or, if permissible, waived by the party whose obligation is subject to such condition (disregarding for this purpose any such conditions to be satisfied by actions to be taken at the Closing), or such other date as may be agreed upon by the Fisher Parties and Buyer in writing, at the offices of Lord, Bissell &

Brook, 1900 The Proscenium, 1170 Peachtree Street, N.E., Atlanta, Georgia 30309, or at such other place as may be designated by counsel to Buyer’s lender and as the parties may mutually agree to in writing. The Closing shall be deemed effective as of 12:01 a.m. Mountain time on the Closing Date.
          (b) Notwithstanding anything to the contrary contained herein, Seller and Buyer agree that if the FCC has not issued the FCC Consent with respect to the Primary Stations by September 1, 2006, the parties will jointly request that the FCC approve the sale of the Primary Stations to Buyer. Notwithstanding Section 2.3(a), if the Closing has not occurred on or prior to September 1, 2006, but the conditions set forth in Articles 7 and 8 are satisfied or, if permissible, waived at the applicable party’s option, such that the Primary Closing may occur at any time after September 1, 2006 (disregarding for this purpose any such conditions to be satisfied by actions to be taken at the Primary Closing), then Seller or Buyer upon such satisfaction of all of the conditions set forth in Articles 7 and 8 (or, if permissible, waived), at its option and upon prior written notice to Buyer or Seller, as applicable, at least ten (10) days prior to the Primary Closing, may elect to bifurcate the Closing as follows (the “Bifurcated Closing”): (a) the Primary Closing will occur, regardless of whether the conditions to the Great Falls Closing have been satisfied; and (b) the Great Falls Closing will occur only if the Primary Closing has occurred and all other conditions to the Great Falls Closing have been satisfied. The failure of the Great Falls Closing to occur will have no effect on the Primary Closing, and the Primary Closing shall not be unwound or otherwise rescinded as a result of such failure. The actual day on which a Closing occurs, whether it be the Primary Closing, the Great Falls Closing or both, is the “Closing Date.”
     2.4 Closing Date Deliveries. At the Closing on the Closing Date:
          (a) Seller shall deliver, or cause to be delivered to Buyer, properly executed and dated as of the Closing Date:
               (i) the Assumption Agreement;
               (ii) the Bill of Sale and Assignment;
               (iii) the Contract Assignment;
               (iv) the Lease Assignment;
               (v) the License Assignment;
               (vi) the Motor Vehicle Title Certificates;
               (vii) Fisher Parties’ Closing Certificate;
               (viii) Fisher Parties’ Opinions of Counsel;
               (ix) the Intangible Property Assignment;
               (x) the Warranty Deeds;

               (xi) Estoppel Certificates from the lessors under the Material Leases in substantially the form attached hereto as EXHIBIT L (the “Estoppel Certificates”);
               (xii) Registered Trademark Assignment;
               (xiii) the Non-Compete/Non-Solicit Agreements; and
               (xiv) such other documents as provided in Article 7 hereof or as Buyer shall reasonably request.
          (b) Buyer shall deliver, or cause to be delivered to Seller, properly executed and dated as of the Closing Date:
               (i) the Assumption Agreement;
               (ii) Buyer’s Closing Certificate;
               (iii) the Contract Assignment;
               (iv) the Lease Assignment;
               (v) the Intangible Property Assignment; and
               (vi) such other documents as provided in Article 8 hereof or as Seller shall reasonably request.
          (c) Promptly following Closing, Seller shall exercise its best efforts to cause the Title Companies to issue the Title Policies to Buyer.
          (d) The obligations of the parties under this Section 2.4 shall apply on the actual day on which a Closing occurs, whether it be the Primary Closing, the Great Falls Closing or both.
     2.5 Proration Adjustments.
          (a) All income and expenses (including prepaid expenses and accrued expenses) of the Stations as of 11:59 p.m. Mountain time on the day before the Closing Date shall, except as otherwise expressly provided herein, be adjusted and allocated between Seller and Buyer to reflect the principle that all income and expenses arising from the operation of the Stations before the Closing Date shall be for the account of Seller, and all income and expenses arising from the operation of the Stations from and after the Closing Date shall be for the account of Buyer. Such prorations shall include, without limitation, all ad valorem, real estate and other property Taxes, business and license fees, lease payments, payments made pursuant to Assumed Liabilities, rents, wages and salaries of Station Employees, workers’ compensation premiums, utility expenses, water and sewer use charges, unbilled time sales agreements, prepaid fees and expenses to the extent Buyer will receive a benefit thereof, and all other expenses attributable to the ownership and operation of the Station.

          (b) The prorations shall not include: (i) accruals for vacation and sick leave of Transferred Employees, (ii) Taxes arising by reason of the transfer of the Purchased Assets as contemplated hereby, which shall be paid as set forth in Section 2.8 hereof and (iii) Taxes based on income of Seller. The consideration hereunder for the Purchased Assets includes consideration for the Contracts relating to programming and for barter receivables and Program Rights arising in connection with Tradeout Agreements and that no further payment to Seller or proration shall be due in respect thereof. Notwithstanding the foregoing, Seller shall be responsible for any cash payments due on or before the Closing Date under the Contracts for programming, and Buyer shall be responsible for any such payments after the Closing Date (including reimbursement to Seller on a pro rata basis for any prepayments made by Seller of the amounts due in respect of the month in which the Closing occurs and reimbursement to Buyer for any deferred payments which under normal industry practices would have been paid prior to the Closing Date by Seller).
          (c) Any and all rebates and other incentives (including, without limitation, those payable in connection with any Incentive Programs) that, under any Contracts in effect on the Closing Date, may have been paid prior to or be payable after such date to any advertiser or other user of a Station’s facilities or any other third party, based in part on business, advertising or services prior to the Closing Date, shall be borne by Seller and Buyer ratably in proportion to revenues received or volume of business done by each during the applicable period, as determined in accordance with GAAP. Any and all agency commissions which are subject to adjustment after the Closing Date based on revenue, volume of business done or services rendered in part before the Closing Date and in part on or after the Closing Date shall be borne by Seller and Buyer ratably in proportion to the revenue, volume of business done or services rendered, as the case may be, by each during the applicable period, as determined in accordance with GAAP.
          (d) Buyer shall receive a credit against the Purchase Price equal to the greater of (i) the sum of all of the Individual Tradeout Credits or (ii) the Consolidated Tradeout Credit. For purposes of this Section 2.5(d), an “Individual Tradeout Credit” shall mean the extent any liabilities under Tradeout Agreements for a particular Seller Market on the Closing Date exceed by more than $50,000 the value of any assets from Tradeout Agreements for a particular Seller Market as of the Closing Date. For purposes of this Section 2.5(d), a “Consolidated Tradeout Credit” shall mean the extent any liabilities under Tradeout Agreements on an aggregate basis for all Stations on the Closing Date exceed by more than $175,000 the value of any assets from Tradeout Agreements on an aggregate basis for all Stations as of the Closing Date. For purposes of this Section 2.5(d), a “Seller Market” shall mean each of the following markets of Seller: Butte, Montana; Missoula, Montana; Wenatchee, Washington; Billings, Montana; and Great Falls, Montana. For purposes of this Section 2.5(d) only, radio broadcast station KAAK(FM) shall be deemed one of the Great Falls Stations and included in the Great Falls, Montana “Seller Market.” In addition, if the Primary Closing occurs, the assets and liabilities under Tradeout Agreements with respect to radio broadcast station KAAK(FM) shall be applicable to the determination of the Consolidated Tradeout Credit as it relates to the Primary Closing, as set forth above.

          (e) To the extent not inconsistent with the express provisions of this Agreement, the allocations made pursuant to this Section 2.5 shall be made in accordance with GAAP.
          (f) If not otherwise provided for pursuant to this Section 2.5, net settlement of the adjustments contemplated under this Section 2.5 shall be made at the Closing to the extent feasible. For items not readily subject to ascertainment at the Closing, the following procedures shall apply. Buyer shall prepare and deliver to Seller within ninety (90) days following the Closing Date, or such later date as shall be mutually agreed to by Seller and Buyer, an itemized list (the “Adjustment List”) of all sums to be credited to or charged against the account of Buyer, and such Adjustment List shall be in reasonable detail. Such list shall show the net amount credited to or charged against the account of Buyer (the “Adjustment Amount”). If the Adjustment Amount is a credit to the account of Buyer, Seller shall pay by wire transfer such amount to Buyer of the undisputed portion of the Adjustment Amount within thirty (30) days following delivery of the Adjustment List. If the Adjustment Amount is a charge to the account of Buyer, Buyer shall pay by wire transfer such amount to Seller of the undisputed portion of the Adjustment Amount within thirty (30) days following delivery of the Adjustment List. Notwithstanding the foregoing, the parties acknowledge and agree that certain prorations (i.e., rebates and volume discounts) may not be known by the parties at the Closing or within the time period for the delivery of the Adjustment List and that the parties shall cooperate to make such adjustments in a timely manner when they become aware of such prorations.
          (g) Not later than thirty (30) days following the delivery of the Adjustment List, Seller may furnish Buyer with written notification of any dispute concerning any items shown thereon or omitted therefrom together with a detailed explanation in support of Seller’s position in respect thereof. Buyer and Seller shall consult to resolve any such dispute for a period of thirty (30) days following the notification thereof. In the event of any such dispute, that portion of the Adjustment Amount that is not in dispute shall be paid to the party entitled to receive the same by wire transfer on the day for payment provided in Section 2.5(f). If such thirty (30) day consultation period expires and the dispute has not been resolved, the matter shall be referred to an independent public accounting firm mutually agreed upon by Seller and Buyer (the “Accountants”), which shall resolve the dispute and shall render its decision (together with a brief explanation in reasonable detail of the basis therefor) to Buyer and Seller not later than thirty (30) days following submission of the dispute to it; provided, however, if Buyer and Seller are unable to mutually agree upon an independent public accounting firm, then Buyer and Seller shall each choose an independent public accounting firm and those firms shall appoint a third independent public accounting firm to act as the Accountants. The disputed portion of the Adjustment Amount shall be paid by wire transfer by the party required to pay the same within five (5) business days after the delivery of a copy of such decision to Seller and Buyer. The fees and expenses of the Accountants shall be shared equally by Seller and Buyer.
          (h) Except as otherwise provided in the last sentence of Section 2.5(f) regarding certain prorations, the Adjustment List (to the extent not disputed within the specified period by Seller), any mutually agreed written settlement of any such dispute concerning the Adjustment List and any determination of disputed items by the Accountants shall be final, conclusive and binding on the parties hereto absent manifest error.

          (i) If a Bifurcated Closing occurs pursuant to Section 2.3(b), then the prorations and other adjustments required by this Section 2.5 shall be made as of each Closing Date with respect only to those Purchased Assets that are the subject of such Closing.
     2.6 Escrow Reserve. Subject to the terms and conditions of the Escrow Agreement, One Million Six Hundred Thousand Dollars ($1,600,000) of the Purchase Price (the “Escrow Reserve”) shall be retained by the Escrow Agent in order to secure the indemnification obligations of Seller pursuant to Article 9. On the first business day nine (9) months following the Closing Date (or the date of the Primary Closing, if applicable), the Escrow Agent shall release to Seller on behalf of Buyer the balance of the Escrow Reserve that exceeds the sum of $800,000 plus the amounts of any pending indemnification Claims by Buyer pursuant to Article 9. On the first business day eighteen (18) months following the Closing Date (or the date of the Primary Closing, if applicable), the Escrow Agent shall release to Seller on behalf of Buyer the balance of the Escrow Reserve that exceeds the amount of any pending indemnification Claims by Buyer pursuant to Article 9.
     2.7 Non-Assumption of Liabilities. Except with respect to its assumption of the Assumed Liabilities, Buyer shall not assume, or in any way become liable for, any liabilities or obligations of Seller of any kind or nature, whether accrued, absolute, contingent or otherwise, or whether due or to become due, or otherwise, whether known or unknown, arising out of events, transactions or facts which shall have occurred, arisen or existed on or prior to the Closing Date, which liabilities and obligations, if ever in existence, shall continue to be liabilities and obligations of Seller. Specifically, but without limiting the generality of the foregoing, Buyer shall not assume or be liable for the following debts, liabilities and obligations except to the extent that they are Assumed Liabilities:
          (a) Debts, obligations or liabilities which arise or exist in violation of any of the representations, warranties, covenants or agreements of Seller contained in this Agreement or in any statement or certificate delivered to Buyer by or on behalf of Seller on or before the Closing Date pursuant to this Agreement or in connection with the transactions contemplated hereby;
          (b) Debts, obligations or liabilities of any kind or nature, whether absolute, accrued, contingent or otherwise, required by this Agreement to be disclosed to Buyer, if not so disclosed in writing and specifically assumed in writing by Buyer;
          (c) Contingent liabilities of Seller of any kind arising or existing on or prior to the Closing Date, including, but not limited to, claims, proceedings or causes of action which are currently or hereafter become, the subject of claims, assertions, litigation or arbitration;
          (d) Debts, obligations or liabilities of Seller, whether absolute, accrued, contingent or otherwise, for any other Taxes (other than sales taxes), including without limitation any such Taxes arising from, based upon or related to the sale, transfer or delivery of the Purchased Assets pursuant to this Agreement;
          (e) Debts, obligations or liabilities under any Station Employee Benefit Plan, policies, handbooks, customs or practices, employment agreements whether express or implied,

applicable to any of the Station Employees at any time prior to and including the Closing Date, including any severance or other liability arising out of the termination of any employee’s employment;
          (f) Debts, obligations or liabilities arising out of claims alleging damage to the environment or similar claims with respect to the operation of any Station, or the ownership or lease by Seller of real property, in each case on or before the Closing Date;
          (g) Any liability or obligation of Seller arising out of any wrongful or unlawful violation or infringement of any proprietary rights of any Person occurring on or prior to the Closing Date;
          (h) Any liabilities or obligations in respect of the borrowing of money or issuance of any note, bond, indenture, loan, credit agreement or other evidence of indebtedness or direct or indirect guaranty or assumption of indebtedness, liabilities or obligations of others, whether or not disclosed in this Agreement or otherwise of Seller, including, without limitation, any intercompany obligations or liabilities, if any;
          (i) Debts, obligations or liabilities of Seller arising out of any claim, action, suit or proceeding pending as of the Closing Date or arising out of or relating to matters or events occurring on or prior to the Closing Date (whether or not such claim is then asserted), including, without limitation, any claims for personal injury (including worker’s compensation or otherwise) or property damage;
          (j) Any liabilities or obligations arising out of or relating to the Retained Assets;
          (k) Any liability, claim or obligation, contingent or otherwise, arising out of the business or operation of any Station or any Purchased Asset prior to the Closing Date;
          (l) Any liability or obligation under any contract, agreement, license or lease that is not an Assumed Lease or an Assumed Contract or relating to a breach prior to the Closing Date of any Assumed Lease or Assumed Contract; and
          (m) Any liability, obligation, contract, agreement, lease or license of Seller that relates in any way to any of its properties, assets or business, other than the Stations.
     2.8 Taxes. All Taxes applicable to, imposed upon or arising out of the transfer to Buyer of the Purchased Assets as contemplated by this Agreement shall be paid by Seller, except sales taxes, which shall be paid by Buyer and collected by Seller.
     2.9 Risk of Loss. Subject to Sections 7.5 and 10.1 hereof, the risk of all Events of Loss prior to the Closing shall be upon Seller and the risk of all Events of Loss at or subsequent to the Closing shall be upon Buyer.
     2.10 Allocation of Purchase Price. The Purchase Price shall be allocated in accordance with SCHEDULE 2.10. Following the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in SCHEDULE 2.10 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Seller within ninety (90) days after the Closing Date to be filed with the IRS.
     2.11 Accounts Receivable.
          (a) For purposes of Buyer’s obligation to collect the Accounts Receivable as set forth in this Section 2.11, for all Accounts Receivable, Buyer and Seller shall cooperate to create and deliver to Buyer within five (5) days after the Closing Date a complete and detailed statement of Accounts Receivable, showing the name, amount and age of each Account Receivable as of the Closing Date (“Receivables List”). Buyer shall, in the ordinary course of business, prepare invoices for each account debtor, which shall include the Accounts Receivable, and shall deliver such invoices to the applicable account debtors in the ordinary course of business, but not later than thirty (30) days following the Closing Date. Effective upon the Closing Date, during the Collection Period (as defined herein), Seller hereby constitutes and appoints Buyer, its successors and assigns, the true and lawful attorney of Seller with full power of substitution, in the name of Buyer, or the name of Seller, on behalf of and for the benefit of Seller, to collect the Accounts Receivable, to endorse, without recourse, checks, notes and other instruments in the name of Seller and to do all such further acts and things in relation thereto as is contemplated by this Section 2.11. Seller agrees that the foregoing powers are coupled with an interest. For the avoidance of doubt, the parties acknowledge and agree that any invoices prepared and delivered by Buyer to account debtors in accordance with this Section 2.11 shall be for a normal billing cycle as implemented by Buyer and there will not be a special invoice or demand letters sent to account debtors based upon the Closing Date and outside of such normal billing cycle.
          (b) Buyer will collect the Accounts Receivable in the same manner and with the same diligence that Buyer uses to collect its own accounts receivable for a period of one hundred twenty (120) days from the date of delivery of the Receivables List to Buyer (the “Collection Period”). Within fifteen (15) days after the end of each full calendar month in the Collection Period (i) Buyer shall furnish Seller with a list of the amounts collected during such period with respect to the Accounts Receivable and an Accounts Receivable aging report and (ii) Buyer shall pay over to Seller (or its designee) by wire transfer of immediately available funds such collected amounts in full.
          (c) Any payment received by Buyer during the Collection Period from any account debtor owing on any of the Accounts Receivable shall first be applied in reduction of the oldest outstanding balance due from such account debtor, except to the extent the account debtor shall otherwise expressly provide. Notwithstanding the foregoing, if an account debtor disputes its obligations for an Account Receivable, Buyer shall promptly return all records relating to the disputed account to Seller, and Buyer shall have no further obligation with respect to the collection thereof. So long as Buyer is in compliance with this Section 2.11, and except for disputed accounts returned to Seller, neither Seller nor its agents or successors or assigns shall make any direct solicitation of the account debtors for collection purposes or other direct attempts to collect from account debtors during such Collection Period except as may be agreed to by Buyer. Upon the expiration of the Collection Period, Buyer shall pay to Seller (or its designee) by wire transfer of immediately available funds all remaining amounts collected with respect to Accounts Receivable and furnish Seller with a (i) a statement of accounts for each Account Receivable which then remains uncollected prepared substantially in the manner in which Seller has heretofore prepared such report for the Stations, (ii) copies of all open Accounts Receivable invoices, (iii) an Accounts Receivable aging report and (iv) all files to the extent concerning the collection or attempts to collect such accounts hereunder; thereafter Buyer shall have no further obligations hereunder with respect to such Accounts Receivable. Any amounts received by Buyer after the Collection Period expires which can be identified as a payment of the Accounts Receivable will be promptly paid over to Seller. Buyer shall not be obligated to use any extraordinary efforts (including, demand letters), or such other action other than those it would customarily undertake in the ordinary course of business, to collect any of the Accounts Receivable or to refer any of such Accounts Receivable to a collection agency or to an attorney for collection, and Buyer shall not make any such referral or compromise, settle or adjust the amount of any Account Receivable, except with the approval of Seller. Buyer shall incur no liability to Seller for any uncollected amount. The payment by Buyer of collected Accounts Receivable to Seller hereunder shall in all events be net of commissions due to employees, national sales representatives and advertising agency sales representatives (except to the extent already paid) paid by Buyer on behalf of Seller at Buyer’s applicable commission rate, and Buyer shall promptly pay such commissions to the appropriate party solely to the extent of collections of Accounts Receivable.
     2.12 Section 1031 Exchanges. Buyer acknowledges that Seller may wish to transfer any or all of the Purchased Assets in a transaction intending to qualify in whole or in part for nonrecognition of gain pursuant to Section 1031 of the Code. If Seller so desires, it shall provide Buyer with a written statement, at least five (5) days prior to Closing, stating Seller’s intent to qualify the transfer of the Purchased Assets specified in such statement as a tax-deferred exchange under Section 1031 of the Code. Buyer agrees that at the request of Seller, and subject to the terms of this Agreement, at the Closing, Buyer shall pay the portion of the Purchase Price allocable to the Purchased Assets, as specified in the written statement, to any single “qualified intermediary” (as defined in Treasury Regulation Section 1.1031(k)-1(g)(4)) designated by Seller in lieu of and in complete satisfaction of the portion of the Purchase Price otherwise payable to Seller. In addition, Buyer agrees that it will cooperate with Seller in completing any such exchange, and shall execute all such agreements, instructions, instruments, and other documents as Seller shall reasonably request with respect to such exchange. Nothing in this Section 2.12 shall be construed to (a) require that the transactions contemplated by this Agreement be conditioned upon completion of any such exchange, (b) permit Seller to delay the transfer of the Purchased Assets to Buyer as required by this Agreement, including without limitation any delay of the FCC Consent or filing of the Assignment Application, (c) require Buyer to make any payment of any portion of the Purchase Price to any person other than Seller, the Escrow Agent, or a qualified intermediary designated by Seller in accordance with this Section 2.12, or (d) require that Buyer incur any additional expense or liability as a result of or otherwise in connection with any such exchange.

ARTICLE 3
GOVERNMENTAL APPROVALS AND CONTROL OF STATIONS
     3.1 FCC Consent. Consummation of the transactions contemplated herein and the performance of the obligations of Seller and Buyer under this Agreement are subject to the condition that the FCC or its staff shall have given its consent in writing, without any condition materially adverse to Buyer or Seller, to the assignment of the Licenses to Buyer, other than as set forth in Section 3.6 hereof.
     3.2 Application For FCC Consent.
          (a) Seller and Buyer agree to proceed expeditiously, in good faith, and with due diligence and to use their good faith best efforts and to cooperate with each other in seeking the FCC’s approval of the assignment of the Licenses to Buyer or in the case of the Great Falls Closing, Buyer’s designee. Within ten (10) days after the date of this Agreement, each party shall prepare its portion of an application for consent to assign the Licenses (the “Assignment Application”) for electronic filing by Seller with the FCC, including all information, data, exhibits, resolutions, statements and other materials necessary and proper in connection with such Assignment Application. Seller and Buyer further agree expeditiously to prepare and submit amendments to the Assignment Application whenever such amendments are required by the FCC or its rules. Seller and Buyer will promptly provide to the other(s) a copy of any pleading, order or other document it receives from other parties relating to the Assignment Application. Buyer and Seller shall oppose any efforts by any third parties for action against the Assignment Application, and for reconsideration or judicial review of the grant by the FCC of the Assignment Application (but nothing in this Article 3 shall limit any party’s right to terminate this Agreement pursuant to Section 11.1 of this Agreement).
          (b) Except as otherwise provided herein, each party will be solely responsible for the expenses incurred by it in the preparation, filing and prosecution of its respective portion of the Assignment Application. All filing fees imposed by the FCC shall be paid one-half (1/2) by Seller and one-half (1/2) by Buyer.
          (c) Seller and Buyer agree to comply with any condition imposed by the FCC, except that no such party shall be required to comply with a condition that would have a material adverse effect upon it unless the condition was imposed as the result of a circumstance which constitutes a breach by that party of any of its representations, warranties or covenants in this Agreement, other than as set forth in Section 3.6 hereof.
     3.3 Notice of Application. Seller shall, at its own expense, give the notice of the filing of the Assignment Application as required by the FCC’s rules.
     3.4 Delay in Approval of Application. Seller or Buyer, not then being in default under this Agreement, at their option may terminate this Agreement by providing ten (10) days’ prior written notice to the other party, without liability, at any time after one (1) year from the date hereof, if the FCC has not granted the Assignment Application by that date; provided, however, if a Final Order is required by Buyer or Seller and the FCC has provided an initial grant of the Assignment Application within such one (1) year period from the date hereof, then Buyer or Seller, as the case may be, shall have the right to extend the Closing Date through a date no later than sixty (60) days thereafter. In the event of such termination, each party shall bear its own expenses, and the Escrow Agent shall return to Buyer the Escrow Deposit (as such amount remains on such effective date of termination) (including all interest earned thereon) without foreclosing any other remedies Buyer or the Fisher Parties may choose to pursue.
     3.5 Other Governmental Consents. Promptly following the execution of this Agreement, Buyer and Seller shall prepare and file with the appropriate governmental authorities any other requests for approval or waiver, if any, that are required from other governmental authorities in connection with the Closing, and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.
     3.6 Great Falls Waiver. The parties acknowledge that Buyer’s affiliates currently own radio stations in Great Falls, Montana and that the purchase of all of Seller’s Stations in Great Falls, Montana will cause Buyer to exceed the ownership limits for radio stations in that market as prescribed by the Communications Laws. Accordingly, Buyer and the Fisher Parties acknowledge that Buyer will request from the FCC in the Assignment Application a waiver of these ownership limits in Great Falls, Montana by requesting FCC consent to the use of a voting trust or other means of establishing independent ownership for certain of the radio stations in Great Falls, Montana such that Buyer will comply with the radio ownership limits for the Great Falls market at the Closing (collectively, the “Great Falls Waiver”). Buyer shall expeditiously, in good faith, and with due diligence exercise its best efforts in seeking the FCC’s approval of the Great Falls Waiver.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE FISHER PARTIES
     The Fisher Parties, jointly and severally, represent, warrant and covenant to Buyer as follows:
     4.1 Organization. Each of Parent and Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Except for the qualification of Seller in Montana and Washington, there is no jurisdiction in which Seller is required to be qualified or registered to transact business. Each of Parent and Seller has the power and authority to own, lease and operate its properties and to carry on its business in the places where such properties are now owned, leased or operated as such business is now conducted.
     4.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all of the documents and instruments required hereby by each Fisher Party and the consummation by the Fisher Parties of the transactions contemplated hereby and thereby, are within the corporate power of such Fisher Party and have been duly authorized by all necessary action by such Fisher Party. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by each Fisher Party, the valid and binding obligations of such Fisher Party, enforceable against it in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.
     4.3 Absence of Conflicting Agreements. Except as set forth on SCHEDULE 4.3, neither the execution, delivery or performance of this Agreement by the Fisher Parties, nor the consummation of the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time or both, or otherwise:
          (a) conflict with, result in a breach of, or constitute a default under the articles of incorporation, corporate charter, by-laws, or other organizational or governance documents of either Fisher Party, or any federal, state or local law, statute, ordinance, rule or regulation, or any judgment, decree or court or administrative order or process, or any material contract, agreement, arrangement, commitment or plan to which a Fisher Party is a party or by which a Fisher Party is bound and which relates to the ownership or operation of any Station or the Purchased Assets;
          (b) result in the creation of any Lien upon any of the Purchased Assets;
          (c) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform any Contract, Lease or any other material agreement, arrangement, commitment or plan to which a Fisher Party is a party and which relates to the ownership or operation of any Station or the Purchased Assets;
          (d) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any Contract, Lease or any other material agreement, arrangement, commitment or plan to which a Fisher Party is a party and which relates to the ownership or operation of any Station or the Purchased Assets;
          (e) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or Governmental Body other than the FCC Consent; or
          (f) require the consent of any Person under any Contract, Lease or other material agreement, arrangement or commitment of any nature to which a Fisher Party is a party or the Purchased Assets are subject or by which a Fisher Party or Purchased Assets are bound.
     4.4 Purchased Assets. Except as set forth on SCHEDULE 4.4, the Purchased Assets (a) include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are necessary for, used or held for use in the conduct of the business of owning and operating the Stations in the manner in which that business has been and is now conducted, and (b) constitute all of the assets and rights required by Buyer to operate the business of each Station. All inventories of supplies, tubes and spare parts necessary or appropriate for the operation of each Station are at levels consistent with past operations of such Station.

     4.5 Title to Purchased Assets; Liens and Encumbrances. Except as set forth on SCHEDULE 4.5, Seller owns good, transferable and marketable title to or has valid leasehold interests in all of the Purchased Assets (other than the Real Property as to which the provisions of Section 4.9 apply) free and clear of any and all Liens except for Permitted Liens.
     4.6 Condition of Equipment. Except as set forth on SCHEDULE 4.6:
          (a) the Equipment currently being used by Seller to operate the Stations is operating in a condition that is sufficient to conduct the Business as is customary within industry standards for a small market broadcast radio station;
          (b) the Equipment includes all items of tangible personal property utilized by Seller in connection with owning and operating each Station;
          (c) the list of Equipment on SCHEDULE 1.4 is a true and correct list of all items of tangible personal property necessary for or used in the operation of each Station in the manner in which it has been and is now operated;
          (d) those items of Equipment currently used for transmission and for studio purposes are operating in conformity with the Communications Laws;
          (e) no Equipment has been removed since December 31, 2005 except for removal of obsolete or non-operational equipment; and
          (f) EXCEPT AS SET FORTH IN THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4, THE EQUIPMENT IS BEING SOLD TO BUYER ON AN “AS IS” BASIS, WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES (INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND/OR MERCHANTABILITY).
     4.7 Contracts. Except as set forth on SCHEDULE 4.7:
          (a) All of the Contracts constitute legal, valid and binding obligations of the respective parties thereto, are in full force and effect, and neither Seller nor, to the Knowledge of Seller, any other party thereto has violated any provision of, or committed or failed to perform any act which, with notice, lapse of time or both, could constitute a default under the provisions of any Contract;
          (b) The Contracts described on SCHEDULE 1.2 constitute all of the agreements, undertakings, commitments or understandings, whether written or oral, relating to the conduct of the Stations (and including all employment agreements of Station Employees) other than (i) each contract for the sale of time on the Stations that involves the purchase in the aggregate of less than $20,000 in advertising time and requires performance over a period of less than six (6) months, and (ii) each contract which is cancelable by Seller or its assignee without breach or penalty on not more than thirty (30) days notice and which involves average annual payments or receipts by the applicable Stations of less than $5,000 in the case of any single contract and $15,000 in the aggregate for all Stations;

          (c) Seller has furnished to Buyer true and complete copies of all Contracts, including all amendments, modifications and supplements thereto, and SCHEDULE 1.2 contains true, accurate and complete summaries of the provisions of all oral contracts;
          (d) SCHEDULE 1.2 sets forth an accurate and complete list and description of each (i) Tradeout Agreement not entered into in the ordinary course of Seller’s business and any (ii) Tradeout Agreement which creates an obligation or liability of Seller of more than $5,000 individually. Assuming a Closing Date of September 1, 2006, Seller has furnished to Buyer true and complete copies of all Tradeout Agreements listed on SCHEDULE 1.2 that Seller has a reasonable expectation will not be extinguished and completed in accordance with their terms by such Closing Date;
          (e) Seller’s right, title and interest in and to each of the Contracts is fully assignable to Buyer without the consent, approval or waiver of any other Person and the assignment of such Contracts will give no party thereto the right to terminate such Contract;
          (f) None of the Contracts provides for delayed or deferred payments that Buyer would be obligated to pay after the Closing Date; and
          (g) Seller is current on all of its payment obligations under the Contracts.
     4.8 Intangible Property. Except as set forth on SCHEDULE 4.8:
          (a) there are no claims, demands or proceedings instituted or, to the Knowledge of Seller, pending or threatened, by any third party pertaining to or challenging Seller’s right to use any of the Intangible Property;
          (b) to the Knowledge of Seller, no facts exist that could reasonably be expected to render any of the Intangible Property invalid or unenforceable;
          (c) there is no Intangible Property owned by a third party which Seller is using in connection with the operation of the Stations without proper license to do so (which licenses, if any, constitute part of the Contracts);
          (d) there are no royalty agreements between Seller and any third party relating to any of the Intangible Property;
          (e) SCHEDULE 1.3 lists and identifies correctly and completely all of the Intangible Property (i) owned or used by, or in any way relating to, the operation of any Station and (ii) necessary for or used in the operation of any Station; and
          (f) Seller owns or has the right to use the Intangible Property, all of which Intangible Property is transferable to Buyer by the sole act of Seller without the consent, approval or waiver of any other Person and without affecting Buyer’s continuing right to use such Intangible Property after the Closing.

     4.9 Real Property. Except as disclosed on SCHEDULE 4.9:
          (a) Seller has good, valid, marketable and insurable (at standard rates) fee simple absolute interest in the Real Property and Seller has a valid, enforceable and insurable (at standard rates) Lease for all Real Property which is leased, and such Real Property includes all real property necessary or appropriate for, held for use or used in the operation of each Station. Attached to SCHEDULE 4.9 are true and complete copies of (i) all policies of title insurance currently existing in favor of Seller with respect to the Real Property, (ii) all surveys in the possession or under control of Seller related to the Real Property and (iii) all agreements or documentation related to appurtenances or improvements to the Real Property in the possession or under control of Seller, in each case which have previously been provided to Buyer. Except for Permitted Liens and the items set forth on SCHEDULE 4.9, there are no Liens, restrictions, encroachments or encumbrances to title to any portion of the Real Property. No Real Property owned by Seller is subject to any unrecorded easements, rights, obligations, duties, covenants, conditions, restrictions, limitations or agreements not of record.
          (b) There is no pending condemnation or similar proceeding affecting the Real Property or any portion thereof and, to Seller’s Knowledge, no such action is presently contemplated or threatened.
          (c) Seller has not received any notice from any insurance company of any defects or inadequacies in the Real Property or any part thereof which could adversely affect the insurability of the Real Property or the premiums for the insurance thereof. Seller has not received any notice from any insurance company which has issued or refused to issue a policy with respect to any portion of the Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which full compliance has not been made.
          (d) To the Knowledge of Seller, there are no parties in possession of any portion of the Real Property other than Seller, whether as lessees, tenants at will, trespassers or otherwise, and except as set forth in the Leases listed on SCHEDULE 1.5 and as otherwise listed on SCHEDULE 4.9. There are no options or rights in any party to purchase or acquire any ownership interest in the Real Property owned by Seller, including pursuant to any executory contracts of sale, rights of first refusal or options.
          (e) No zoning, subdivision, building, environmental, health, land-use, fire or other federal, state or municipal law, ordinance, regulation or restriction is violated by the continued maintenance, operation, use or occupancy of the Real Property or any tract or portion thereof or interest therein in its present manner, except for such violations which could not have a Material Adverse Effect. The current use of the Real Property and all parts thereof as aforesaid does not violate any restrictive covenants affecting the Real Property. No current use by Seller of the Real Property or improvement located thereon is dependent on a nonconforming use or other approval from a governmental authority, the absence of which would materially limit the use of any of the properties or assets in the operation of the Business.
          (f) There is no law, ordinance, order, regulation or requirement now in existence, including, without limitation, any Environmental Law which would require any expenditure to modify or improve any of the Real Property in order to bring it into compliance therewith.
          (g) Except as set forth on Schedule 4.9(a), the Real Property has access to and from completed, dedicated and accepted public roads, either directly or pursuant to an enforceable and transferable legal right to traverse property or properties owned by third parties, including but not limited to Governmental Bodies, and there is no pending, or to Seller’s Knowledge threatened, governmental proceeding which could impair or curtail such access. No improvement or portion thereof is dependent for its access, operation, or utility on any land, building, or other improvement not included in the Real Property.
          (h) There are presently in existence water, sewer, gas and/or electrical lines or private systems on the Real Property which have been completed, installed and paid for and which are sufficient to service adequately the current operations of each building, facility or tower located on the Real Property, as the case may be.
          (i) There are no material structural, electrical, mechanical, plumbing, air conditioning, heating or other defects in the buildings located on the Real Property and the roofs of the building located on the Real Property are free from material structural defects and leaks and are in good condition, and adequate to operate such facilities as currently used and the towers, antennae, fixtures and improvements on the Real Property are in good operating condition and repair.
          (j) All Environmental Permits and Licenses which are necessary to permit the lawful access, use and operation of the Equipment, buildings and improvements located on the Real Property for their present and intended use have been obtained, are in full force and effect, and to Seller’s Knowledge there is no pending threat of modification or cancellation of any such Environmental Permits and Licenses. Seller has not received or been informed by a third party of the receipt by it of any written notice from any governmental authority having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Environmental Permit or License.
          (k) The conduct of the operations of each Station in the manner in which they are presently conducted, to Seller’s Knowledge, has not violated and does not violate any law, statute, ordinance, rule or regulation of any government, governmental body, agency or authority (Federal, state or local) in any material respect and no current use by Seller of the Equipment, Real Property or improvements located thereon is dependent on a nonconforming use or other approval from a governmental authority, the absence of which would materially limit the use of any of the properties or assets in the operation of the Station’s business.
          (l) To the Knowledge of Seller, all buildings, structures and transmitting facilities of each Station, including towers, antennas, guy lines, anchors and all other related buildings, structures and appurtenances, are located entirely within the confines of the Real Property.

          (m) Seller has not received written notice of any assessments, general or special, which have been or are in the process of being levied against the Real Property, and to Seller’s Knowledge there are no contemplated assessments.
     4.10 Leases. Except as set forth on SCHEDULE 4.10:
          (a) All of the Leases (i) constitute legal, valid and binding obligations of Seller and to Seller’s Knowledge, the other parties thereto, (ii) are in full force and effect, and (iii) neither Seller nor to Seller’s Knowledge, any other party thereto has violated any provision of, or committed or failed to perform any act which, with notice, lapse of time or both, would constitute a default under the provisions of any of the Leases that would allow the other party to terminate such Lease or bring a claim for damages, except as would not individually or in the aggregate have, or could reasonably be expected to have, a Material Adverse Effect;
          (b) The Leases constitute all of the agreements, whether written or oral, between Seller and third parties relating to the operation of each Station and the Purchased Assets and the operation of the Stations. SCHEDULE 1.5 lists all of the Leases relating to the Purchased Assets and the operation of the Stations and the Leases have not been cancelled, modified, assigned, extended or amended except as set forth on SCHEDULE 1.5;
          (c) Seller has furnished true and complete copies of the Leases to Buyer, including any and all amendments thereto, and SCHEDULE 1.5 contains true, accurate and complete summaries of the provisions of all oral leases;
          (d) There are no leasing commissions or similar payments due, arising out of, resulting from or with respect to any Lease which are owed by Seller; nor does any other party thereto have a claim, lien, charge or credit against Seller or offsets against rent due under the Lease;
          (e) Seller’s right, title and interest in and to each of the Leases is fully assignable to Buyer without the consent, approval or waiver of any other Person and the assignment of such Leases will not give any party thereto the right to terminate such Lease or accelerate payments under such Lease; and
          (f) Each of Seller’s Financing Leases is listed as such on SCHEDULE 1.5 and identified as a “Financing Lease” on such schedule.
     4.11 Financial Statements and Interim Financial Statements.
          (a) Attached as SCHEDULE 4.11(a) are true and complete copies of the unaudited balance sheet of Seller relating to the Stations, as at December 31, 2003, December 31, 2004 and December 31, 2005, and the related statements of income for the fiscal years then ended (collectively, the “Financial Statements”). The Financial Statements (i) were prepared in accordance with the books of account and other financial records of Seller and the Stations, which are accurate and complete in all material respects, (ii) fairly and accurately present the assets, liabilities and financial condition of Seller and the Stations as of the respective dates thereof, and the results of operation and cash flows for the periods then ended, (iii) have been prepared in accordance with GAAP applied on a consistent basis with Seller’s past practices, and

(iv) include all adjustments (consisting only of normally recurring accruals) and Affiliate transactions that are necessary for a fair presentation of the financial condition and results of operation of the business of Seller and the Stations as of the dates thereof and for the periods covered thereby.
          (b) Attached as SCHEDULE 4.11(b) are true and complete copies of the unaudited balance sheet of Seller relating to the Stations (by market) as at the month ended March 31, 2006, and the related statement of income (by market) for the period then ended (the “Interim Financial Statements”). The Interim Financial Statements were (i) prepared in good faith and in accordance with the books and records of Seller and the Stations which are accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP applied on a basis consistent with the Financial Statements, and (iii) present fairly the financial condition of Seller and the Stations as at each of the dates indicated and the results of its operations and changes in financial position for each of the periods then ended (and shall include all Affiliate transactions); subject, however, to year-end adjustments which, in the aggregate, are not materially adverse.
     4.12 No Changes. Except as set forth on SCHEDULE 4.12, since December 31, 2005, there has not been any:
          (a) transaction by the Fisher Parties relating to any Station except in the ordinary course of business conducted as of that date;
          (b) material adverse change in the financial condition, liabilities, assets, prospects or results of operation of any Station;
          (c) any default under any indebtedness of the Fisher Parties, or any event which, with the lapse of time, giving of notice or both, could constitute such a default;
          (d) amendment or termination of any Contract, Lease or License to which the Fisher Parties is a party relating to any Station, except in the ordinary course of business;
          (e) increase in compensation paid, payable or to become payable to a Station Employee, except customary increases not in excess of 5% in connection with annual employee reviews;
          (f) extraordinary losses (whether or not covered by insurance) or waiver by a Fisher Party of any extraordinary rights of value relating to any Station;
          (g) commitment or liability to any labor organization which represents, or proposes to represent, employees of any Station;
          (h) lowering of the advertising rates of any Station in a manner not consistent with past practices or reflective of current market conditions;
          (i) notice from any sponsor or customer as to that sponsor’s or customer’s intention not to conduct business with any Station, the result of which loss or losses of business,

individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on any Station;
          (j) write down of the value of any assets or write off as uncollectible of any Receivable except in the ordinary course of business, none of which, individually or in the aggregate, has or might reasonably have a material adverse effect on Seller’s or any Station’s financial condition;
          (k) change in either Fisher Party’s method of accounting;
          (l) other event or condition of any character that has or might reasonably have a Material Adverse Effect;
          (m) sale, assignment, lease or other transfer or disposition of any of the assets or properties of any Station except in the ordinary course of business;
          (n) downgrade of, or any agreement or obligation of any Station to downgrade, its broadcast transmission signal of any Station;
          (o) distribution, transfer, sale, exchange, loan or disposition by Seller to a related or affiliated Person; or
          (p) agreement by any Fisher Party to do any of the foregoing.
     4.13 Undisclosed Liabilities. Seller has no debt, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, including, without limitation, any liability or obligation on account of Taxes or any governmental charges or penalty, interest or fines relating to any Station, except: (i) those liabilities reflected in the Financial Statements and Interim Financial Statements; (ii) liabilities disclosed on SCHEDULE 4.13; (iii) liabilities incurred in the ordinary course of business (other than contingent liabilities) since December 31, 2005, which do not exceed $25,000 in the aggregate; and (iv) liabilities incurred in connection with the transactions provided for in this Agreement.
     4.14 No Litigation; Labor Disputes; Compliance with Laws. Except as set forth on SCHEDULE 4.14:
          (a) There is no claim, decree, judgment, order, litigation at law or in equity, arbitration proceeding or proceeding before or by any Governmental Body pending or, to the Knowledge of Seller, threatened, to which any Fisher Party is a party or to which the Purchased Assets are subject, that would have a Material Adverse Effect, and there is no basis for any such claim, litigation or proceeding. There is no investigation by any Governmental Body pending or, to the Knowledge of Seller, threatened, which could have a Material Adverse Effect, nor is there any basis for any such investigation.
          (b) Seller is not subject to or bound by any labor agreement or collective bargaining agreement; there is no labor dispute, grievance, controversy, strike or request for union representation pending or, to the Knowledge of Seller, threatened against Seller relating to or affecting the business or operations of any Station; and there has been no occurrence of any events which could reasonably be expected to give rise to any such labor dispute, grievance, controversy, strike or request for representation.
          (c) Seller owns and operates, and has owned and operated, its properties and assets, and carries on and conducts, and has carried on and conducted, the business and affairs of each Station in compliance in all material respects with all federal, foreign, state and local laws, statutes, ordinances, rules and regulations, and all court or administrative orders or processes, including, but not limited to, FCC, Occupational Safety and Health Administration, Equal Employment Opportunity Commission, National Labor Relations Board, Environmental Protection Agency or state agencies. Each Station complies in all material respects with all applicable statutes, rules and regulations pertaining to equal employment opportunity, including, without limitation, those of the FCC.
     4.15 Taxes. Except as disclosed on SCHEDULE 4.15:
          (a) Seller has filed all federal, state and local tax returns, reports and estimates for all years and periods (and portions thereof) for which any such returns, reports and estimates were due with respect to the Stations or the Purchased Assets, and any and all amounts due and payable have been paid in full except to the extent such amounts have been contested in good faith. All of such returns, reports and estimates are true and complete in all respects. Seller has withheld all Tax required to be withheld under applicable law and regulation with respect to the Stations in all material respects, and such withholdings have either been paid to the proper governmental agency or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller, as the case may be; and
          (b) There are, and after the date of this Agreement will be, no Tax deficiencies (including penalties and interest) of any kind assessed against or relating to the Fisher Parties with respect to any taxable periods ending on or before, or including, the Closing Date of a character or nature that could result in Liens or claims on any of the Purchased Assets or on Buyer’s title or use of the Purchased Assets or that could result in any claim against Buyer.
     4.16 Governmental Authorizations. Seller, as specified on SCHEDULE 1.6, is the authorized legal holder of all licenses, permits, and authorizations reasonably necessary to operate the Business of the Stations lawfully and as it is now being conducted, including, without limitation, the Licenses listed in SCHEDULE 1.6, none of which is subject to any restrictions or conditions (other than conditions or restrictions stated on the face of the Licenses or matters affecting the radio broadcasting industry generally) which would limit in any respect the operation of any Station as now operated. Other than as set forth on SCHEDULE 1.6, no other Licenses are required for Seller to own and operate the Stations in the manner operated as of the date hereof. All such Licenses are validly existing authorizations for the operation of the facilities described therein under the Communications Act of 1934, as amended (the “Communications Act”). Except as stated in SCHEDULE 4.16, Seller is operating each Station in all respects in accordance with the Licenses, their underlying construction permits, and all rules and published policies of the FCC (collectively, with the Communications Act, the “Communications Laws”). Except as stated in SCHEDULE 4.16, there is no action pending or, to Seller’s Knowledge, threatened, before the FCC or other body to revoke, refuse to renew, suspend or modify any of the Licenses; and there is no action pending or, to Seller’s Knowledge, threatened, before the FCC or other body which may result in the denial of any pending applications, the issuance of any cease and desist orders, or the imposition of any administrative sanctions whatsoever with respect to any Station or its operation. The FCC has granted the most recent applications for renewal of License for all Stations without the imposition of any conditions other than conditions that are set forth on the face of the Licenses of the Stations or that are imposed generally by the Communications Laws upon all holders of FCC licenses, permits or authorizations for facilities of the same class and nature.
     4.17 Pending Applications. SCHEDULE 4.17 sets forth a true and complete list of all pending applications filed with the FCC by Seller with respect to the Stations.
     4.18 Compliance with FCC Requirements. Except as set forth on SCHEDULE 4.18, each Station, its physical facilities, electrical and mechanical systems and transmitting and studio equipment are being and, to Seller’s Knowledge, have been operated in all material respects in accordance with the specifications of the Licenses, the Communications Laws and with each document submitted in support of such Licenses. Seller has complied in all material respects with all requirements of the Communications Laws and the Federal Aviation Administration with respect to the construction and/or alteration of each Station’s antenna structures that are included in the Purchased Assets. Where required of Seller, “no hazard” determinations for antenna structures have been obtained; and where required, each antenna structure has been registered with the FCC. All material obligations, reports and other filings required by the Communications Laws with respect to each Station, including, without limitation, all regulatory fee payments and all materials required to be placed in each Station’s public inspection files, are currently on file and are true and complete in all material respects; and after the Closing Date, Seller shall furnish to Buyer all information required by the FCC relating to the operation of each Station prior to the Closing Date. Seller is aware of no matters that might result in the suspension or revocation of any Licenses pertaining to any Station. Each Station is operating at its authorized power as specified in its FCC License or within the legal range thereof as permitted by the Communications Laws.
     4.19 Qualification. Seller is qualified under the Communications Act to assign the Licenses to Buyer. Except as set forth in Section 3.6, Seller knows of no fact that could cause the FCC to withhold its consent to the assignment of the Licenses to Buyer other than grant of the pending applications for renewal of the radio station Licenses.
     4.20 Insurance. Seller has in full force and effect the liability and casualty insurance and errors and omissions insurance insuring the business, properties and assets of each Station as described on SCHEDULE 4.20 and such insurance is for such coverage and in such amounts as is usual and customary for businesses similar to that of Seller. Seller is not in default with respect to such insurance policies, and Seller has not failed to give any notice or present any claim under any policies in due and timely fashion. No notice of cancellation, termination or nonrenewal has been received with respect to any such policy.
     4.21 Brokers. Neither this Agreement nor the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing Seller as broker, finder, investment banker, financial advisor or in any similar capacity, other than Kalil & Company, who shall be paid by Seller.
     4.22 Powers of Attorney. Except as set forth on SCHEDULE 4.22 there are no Persons holding a power of attorney on behalf of the Fisher Parties relating to the operation of the Stations or the Purchased Assets.
     4.23 Employees. SCHEDULE 4.23 lists the names and current annual salary rate or hourly rate of all employees of each Station, which list includes for each such Person the amounts paid or payable as base salary and describes any other compensation arrangements for employees for the years 2005 and 2006, including bonuses, severance or other perquisites. Except as set forth on SCHEDULE 4.23 hereto, there are no collective bargaining agreements, employment agreements between Seller and their employees or professional service Contracts not terminable at will relating to any Station or the business and operations thereof. The consummation of the transactions contemplated hereby will not cause Buyer to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any Person or any liability or obligation to pay with respect to any Station Employee Benefit Plan.
     4.24 Employee Benefit Plans. Except as set forth on SCHEDULE 4.24:
          (a) Seller has not at any time maintained or been a party to or made contributions to any Station Employee Benefit Plan. All Station Employee Benefit Plans maintained by Seller or to which Seller is obligated to contribute (and all Plans maintained by any other entity which together with Seller would be considered to be a single employer within the meaning of Section 4001(b) of ERISA or Section 414 of the Code), are, and have in the past been, in all respects maintained, funded and administered in compliance with the terms of such Station Employee Benefit Plan, ERISA and the Code, and other applicable law; no such plan subject to Title IV of ERISA has been terminated; no proceedings to terminate any such plan have been instituted under Subtitle C of Title IV of ERISA; no reportable event within the meaning of Section 4043 of Subtitle C of ERISA has occurred for any such plan maintained by Seller; Seller has not withdrawn from a multi-employer plan (as defined in Section 4001(a) of ERISA) with respect to the Stations; the consummation of the transactions contemplated hereby will not result in any withdrawal liability on the part of Seller under a multi-employer plan; no Plan or Benefit Arrangement established or maintained by Seller or to which Seller is obligated to contribute has any “accumulated funding deficiency,” as defined in ERISA, or any other unfunded liability or funding deficit; and Seller has not incurred any liability to the Pension Benefit Guaranty Corporation with respect to any such plan. Seller has not engaged in any “prohibited transaction,” as defined in Section 406 of ERISA, or in Section 4975 of the Code with respect to any Plan.
          (b) Seller has: (a) filed or caused to be filed all returns and reports on the Station Employee Benefit Plans that are required to be filed and (b) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments that are payable by or for Seller have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from Seller or from any other Person that are or could become a Lien on any Purchased Asset or could otherwise adversely affect any Station or Purchased Assets. Seller has collected or withheld all amounts that are required to be collected or withheld by it to discharge its obligations, and all of those amounts have been paid to the appropriate governmental authority or set aside in appropriate accounts for future payment when due. Seller has furnished to Buyer true and complete copies of all documents setting forth the terms and funding of each Plan. The requirements of Section 4980B of the Code (“COBRA”) have been met with respect to each such Station Employee Benefit Plan that is an “employee welfare benefit plan” as such term is defined in Section 3(1) of ERISA and, except as required by COBRA, Seller has no obligation or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any such employee welfare benefit plan.
          (c) All contributions or premiums for any period ending on or before the Closing Date that are not yet due have been made to or for each such Station Employee Benefit Plan or accrued in accordance with the past custom and practice of Seller.
          (d) Neither Seller nor any other entity which together with Seller would be considered to be a single employer within the meaning of Section 4001(b) of ERISA or Section 414 of the Code has ever established, maintained, contributed to or otherwise participated in or had an obligation to establish, maintain, contribute to or otherwise participate in any “multiemployer plan” as such term is defined in Section 3(37) of ERISA.
     4.25 Environmental Compliance. Except as set forth on SCHEDULE 4.25:
          (a) Seller’s business has complied and is in material compliance with, and the Real Property and all improvements thereon are in material compliance with, all Environmental Laws.
          (b) Seller is not a party to any litigation or administrative proceeding, nor is any litigation or administrative proceeding threatened against it relating to any Station, which in either case: (i) asserts or alleges that Seller violated any Environmental Laws; (ii) asserts or alleges that Seller is required to clean up, remove or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any Regulated Substances; or (iii) asserts or alleges that Seller is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action arising out of or relating to the disposal, depositing, discharge, leaking or other release of any Regulated Substances.
          (c) With respect to the period during which Seller owned or occupied the Equipment, Real Property, no Person has caused or permitted Regulated Substances to be generated, treated, stored, or disposed of, released, recycled on, under or at any Real Property owned, leased, used or occupied by Seller, which Regulated Substances, if known to be present, would require response remediation or cleanup, removal or some other remedial action under any Environmental Laws.
          (d) To the Knowledge of Seller, there are not now nor have there been previously, tanks, disposal areas, landfills, surface impoundments or other facilities on, under or at the Real Property which contained any Regulated Substances which, if known to be present in soils or groundwater or surface water, would require response remediation, removal or such other remedial action under Environmental Laws.
          (e) There are no conditions existing currently regarding the Purchased Assets that would subject Seller to damages (including notice of resources damages), penalties, injunctive relief or response remediation or removal costs under any Environmental Laws or which require or are likely to require response, remediation or removal or such other remedial action pursuant to Environmental Laws by Seller.
          (f) With respect to the Real Property, Seller is not subject to any judgment, order or citation related to or arising out of any Environmental Laws and has not been named or listed as a potentially responsible party by any governmental body or agency in a matter related to or arising out of any Environmental Laws.
          (g) The operation of each Station does not exceed the permissible levels of exposure to RF radiation specified in the FCC’s rules, regulations and policies concerning RF radiation.
          (h) Seller has been duly issued, and currently has and will maintain through the Closing Date, all Environmental Permits, licenses, certificates and approvals required under any Environmental Law relating to each Station. A true and complete list of such permits, licenses, certificates and approvals, all of which are valid and in full force and effect, is set out on SCHEDULE 4.25(h). Except in accordance with such permits, licenses, certificates and approvals or in compliance with Environmental Laws, there has been no discharge of any Regulated Substances or any other material regulated by such permits, licenses, certificates or approvals on the Real Property.
          (i) True and complete copies of the environmental assessment reports listed on SCHEDULE 4.25 have been delivered to Buyer which SCHEDULE 4.25 includes all environmental assessment reports in Seller’s possession with respect to the Stations. Since April 1999, there are no other environmental assessment reports, environmental studies or other reports relating to the compliance of the Purchased Assets with Environmental Laws other than as set forth in SCHEDULE 4.25.
     4.26 Representation as of the Closing Date. Each of the Fisher Parties’ representations and warranties set forth in this Agreement shall be true and correct on and as of the Closing Date, as though such representations and warranties were made on and as of such time.
     4.27 Records. The Records of the Stations have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind effected herein, and true and accurate copies thereof have been made available to Buyer.
     4.28 Insolvency. No insolvency proceedings of any kind, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Fisher Parties or the Purchased Assets are pending or threatened. The Fisher Parties have not made an assignment for the benefit of creditors or taken any action with a view to, or that would constitute a valid basis for, the institution of any such insolvency proceedings.

     4.29 Related Party Transactions. Except as set forth on SCHEDULE 4.29, and except for employment Contracts listed on the Schedules hereto and at will employment arrangements, no partner, director, officer, employee, member or shareholder of any Fisher Party or any associate or Affiliate thereof, or any relative with a relationship of not more remote than first cousin of any of the foregoing, is presently, or during the twelve (12) month period ending on the date hereof has been a party to any transaction related to the Business with any Fisher Party, including any contract, agreement or arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such partner, director, officer, employee, member, shareholder, associate or Affiliate.
     4.30 Disclosure. No statement of fact by a Fisher Party contained in this Agreement and no written statement of fact furnished or to be furnished by the Fisher Parties to Buyer pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents, warrants and covenants to Seller as follows:
     5.1 Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and on the Closing Date Buyer will be duly qualified to do business in Montana and Washington. Buyer has full corporate power to purchase the Purchased Assets pursuant to this Agreement. Subject to Section 3.6, on the Closing Date, Buyer will be qualified to be a licensee of the FCC.
     5.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all of the documents and instruments required hereby by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby are within the limited liability company power of Buyer and have been duly authorized by all necessary limited liability company action by Buyer. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Buyer, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.
     5.3 Absence of Conflicting Agreements. Neither the execution, delivery or performance of this Agreement by Buyer nor the consummation of the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time or otherwise, conflict with, result in a breach of, or constitute a default under, the certificate of organization or operating agreement of Buyer, or any federal, state or local law, statute, ordinance, rule or regulation, or any court or administrative order or process, or any material contract, agreement, arrangement, commitment or plan to which Buyer is a party or by which Buyer or its assets is bound.

     5.4 Brokers. Neither this Agreement nor the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing Buyer as broker, finder, investment banker, financial advisor or in any similar capacity, other than Kalil & Company, who shall be paid by Seller.
     5.5 Buyer’s Qualifications. Except as set forth in Section 3.6, there is no fact that would, under present law (including the Communications Laws), disqualify Buyer from being the assignee of the Stations or that would delay FCC approval of the Assignment Application. Should Buyer become aware of any such fact, it will so inform Seller within five (5) business days of its awareness of such fact and will use its best efforts to remove any such disqualification. Buyer will not take any action that Buyer knows, or has reason to believe, would result in such disqualification.
     5.6 Insolvency. No insolvency proceedings of any character including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Buyer, or any of Buyer’s assets or properties are now, or on the Closing Date will be, pending. Buyer has not, and at the Closing Date shall not have made any assignment for the benefit of creditors, or have taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.
     5.7 Representation as of the Closing Date. Buyer’s representations and warranties set forth in this Agreement shall be true and correct on and as of the Closing Date, as though such representations and warranties were made on and as of such time.
     5.8 Disclosure. No statement of fact by Buyer contained in this Agreement and no written statement of fact furnished or to be furnished by Buyer to Seller pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.
ARTICLE 6
COVENANTS
     From and after the date of this Agreement and until the Closing:
     6.1 Access. Buyer and its authorized agents, officers and representatives shall have access, upon reasonable prior notice, to the Business, the Stations and the Purchased Assets to conduct such examination and investigation of the Business, the Stations and the Purchased Assets as it reasonably deems necessary (including meeting with Station Employees), provided that such examinations shall be during the Stations’ normal business hours, and shall not unreasonably interfere with the Stations’ operations and activities. Buyer shall give the Fisher Parties prompt written notice if Buyer discovers facts or circumstances that would cause either of the Fisher Party’s representations or warranties to be materially false or misleading; provided, however, that failure to give such notice shall neither excuse the failure of such representations or warranties to be true when and as made, nor constitute a breach of this Agreement.

Additionally, Seller shall furnish to Buyer such information and materials concerning the Stations’ affairs as Buyer may reasonably request, so far as such access, information and materials pertain to the operation of the Stations and do not impose undue burden or cost upon Seller.
     6.2 Title Insurance; Surveys and Lien Search. Seller shall cooperate fully with Buyer and Buyer and Seller will use their good faith commercially reasonable efforts so that as soon as practicable, but in no event later than sixty (60) days after the date hereof with respect to the items set forth in Section 6.2(a) and 6.2(b), ninety (90) days with respect to the item set forth in Section 6.2(d), and with respect to the item set forth in Section 6.2(c) within ten (10) days prior to the Closing, the following shall have been obtained by Buyer and Seller, as provided herein:
          (a) With respect to the Real Property, Seller shall cause the Title Companies to issue and deliver to Buyer preliminary reports on title covering a date subsequent to the date hereof, which preliminary reports shall contain a commitment (individually, a “Title Commitment” and collectively, the “Title Commitments”) of the Title Companies to issue an owner’s or lessee’s title insurance policy on ALTA Owners or Lessees Policy (and corresponding mortgagee’s policies) insuring the fee simple or leasehold interest of Seller in such parcels of Real Property (individually, a “Title Policy” and collectively, the “Title Policies”) as well as legible copies of all underlying title documents referenced in such Title Commitment. To the extent available from the Title Companies, all standard exceptions shall be removed from the Title Policies and the Title Policies shall contain extended coverage over the general exceptions to title which do not require the delivery of an ALTA survey and which can be removed by the delivery by Seller of an ALTA statement, owner’s affidavit or such similar certificate as is customarily required by the Title Company to issue such coverage. The cost of extended coverage and any other endorsement obtained by Buyer in connection with the issuance of the Title Policies shall be paid for by Buyer. The Title Commitments (and Title Policies issued to Buyer) shall not be subject to any Liens other than (i) Liens that will be released or removed at or prior to Closing, (ii) Permitted Liens or (iii) those exceptions listed on SCHEDULE 4.9 and Leases listed in SCHEDULE 1.5 in which Seller is the lessor of a transmission tower; provided, however, if Buyer has an objection to title it shall notify Seller of such objection or defect (“Notice of Defect”) within ten (10) days of Buyer’s receipt of the Title Commitment and Survey (as described in Section 6.2(b) hereof) and Seller shall have until the Closing Date to cure such objection or defect. The Title Commitments (and Title Policies issued to Buyer) for the leasehold interests of the Seller in the Real Property shall commit to insure or insure, as appropriate, those Leases listed in SCHEDULE 1.5. Any mortgage, security deed, deed of trust, lien, judgment, or other claim in liquidated amount which constitutes an exception to the title to the Real Property (whether or not the same is disclosed by the Title Commitment or listed in the Notice of Defect) shall not in any event be a “Permitted Lien” hereunder, but such claim shall be paid or satisfied out of the sums payable by Buyer at Closing, and the proceeds of sale payable to Seller shall be reduced accordingly. At any time prior to Closing, Buyer shall have the right to notify Seller of any additional title exception which first appears of record after the effective date of the Title Commitment, is disclosed by any survey obtained by Buyer, or otherwise becomes known to Buyer, it being understood and agreed that no such additional title exception shall constitute a Permitted Lien hereunder unless Buyer shall expressly approve the same or unless such exception was caused by Buyer. Seller shall use its best efforts to cooperate with Buyer and any applicable landlord to obtain each leasehold Title Policy.

          (b) If desired by Buyer, Buyer shall at its own expense obtain ALTA-ASCM Surveys of the Real Property as of a date subsequent to the date hereof which shall: (i) be prepared by a registered land surveyor; (ii) be certified to the Title Companies, Buyer’s lender and Buyer; and (iii) show with respect to such Real Property: (A) the legal description of such parcel of Real Property (which shall be the same as the Title Policy pertaining thereto); (B) all buildings, structures and improvements thereon and all restrictions of record and other restrictions that have been established by an applicable zoning or building code or ordinance and all easements or rights of way; (C) no encroachments upon such parcel or adjoining parcels by buildings, structures or improvements; and (D) access to a public street from such parcel, if applicable. Any restrictions, encroachments (onto the Real Property or from the Real Property onto adjoining property) or other claims which materially affect the intended use of the Real Property as disclosed on the Survey shall be a “Survey Defect,” and if Buyer shall have an objection to such Survey, Buyer shall notify Seller of such objection within ten (10) days of Buyer’s receipt of the Survey and the Title Commitment and Seller shall have until the Closing Date to cure such objection of Survey Defect.
          (c) With regard to the Purchased Assets other than the Real Property, Buyer shall obtain lien search reports prepared by an independent, nationally recognized reporting service (the “Purchased Assets Reports”), reflecting the results of UCC, tax and judgment lien searches conducted at the applicable state offices of the States of Montana and Washington, and in the County Clerk’s office of any county in which the Purchased Assets are located, to the effect that: (i) none of the Purchased Assets is subject to any record Lien for federal, state or local Taxes or assessments, excepting only a Lien for property Taxes not yet due and payable; and (ii) there are no then-effective financing statements pertaining to any of the Purchased Assets, except for financing statements that will be released at or before the Closing.
          (d) (I) Within ninety (90) calendar days from the date hereof (the “Phase I Time Period”), Buyer shall have the right, at its sole cost and expense, to engage an environmental engineering firm reasonably acceptable to Seller (the “Consultant”) to conduct a Phase I Environmental Assessment, as such term is commonly understood (a “Phase I Environment Assessment”) concerning each Station and the Purchased Assets which shall confirm, in a manner satisfactory to Buyer, that there are no Recognized Environmental Conditions (as such term is defined in the American Society of Testing and Materials Standard for Phase I Environmental Assessments) (a “Recognized Environmental Condition”) on or about each Station and the accuracy of Seller’s representations set forth in Section 4.25. A copy of the Phase I Environmental Assessment shall be delivered to Seller within seven (7) days of Buyer’s receipt of the same.
               (II) If the Phase I Environmental Assessment conducted in connection with Section (d)(I) above details a Recognized Environmental Condition in connection with the Real Property, the Consultant reasonably recommends further investigatory action with respect to such Recognized Environmental Condition, and Buyer delivers such assessment and recommendation to Seller within twenty (20) calendar days from Buyer’s receipt of the Phase I Environmental Assessment, Buyer shall have the right until fifty-five (55) calendar days from the expiration of the Phase I Time Period (the “Phase II Time Period”), to have Seller, at its cost and expense, conduct the investigation so recommended (the “Phase II Inspection”); provided, however, Seller shall have the right to review and, in its reasonable discretion, approve the work plan for any Phase II Inspection proposed. Any damage caused by Seller or its agents, in the course of any Phase II Inspection shall be promptly repaired by Seller, at its sole cost and expense.
               (III) If it is determined that there is a Recognized Environmental Condition in connection with the Real Property and there is a Phase II Inspection, the Consultant shall provide an estimate to Buyer and Seller of the cost and expense of clean up, removal, remedial, corrective or responsive action necessary to address such Recognized Environmental Condition (the “Environmental Work”), which estimate shall set forth in reasonable detail the basis for those estimates; provided, however, the Environmental Work shall be designed to meet the least stringent standards or requirements so as not to be a violation under applicable Environmental Laws (taking into account the zoning of the applicable Real Property and the current uses of resources thereon). If the estimated costs of Environmental Work are equal to or less than Three Hundred Seventy-Five Thousand Dollars ($375,000), Seller shall, at its election, either cause such Environmental Work to be completed at Seller’s sole cost and expense to Buyer’s reasonable satisfaction, in which case Closing shall be delayed until such Environmental Work has been completed, or the Purchase Price shall be reduced by the amount of the estimate. If such Environmental Work exceeds Three Hundred Seventy-Five Thousand Dollars ($375,000), Seller may elect to complete Environmental Work or terminate this Agreement and return the Escrow Deposit, together with all accrued interest thereon, to Buyer by providing written notice to Buyer within ten (10) days after receipt of the estimate for the Environmental Work; provided, however, Buyer may elect, within ten (10) days of receipt of said termination notice from Seller, to elect to Close the purchase pursuant to the Agreement and receive a Three Hundred Seventy-Five Thousand Dollar ($375,000) credit against the Purchase Price. Without limiting the rights of Buyer herein or the obligations of Seller herein, as between Seller and third parties, Seller hereby reserves any and all rights that it may have against the tenants of the Owned Real Property with respect thereto, including but not limited to any claim or right of contribution, indemnity or cost recovery under Comprehensive Environmental Response Compensation and Liabilities Act of 1980, as amended, and under any other federal or state environmental law, rule, regulation or statute. Notwithstanding anything to the contrary contained herein, if such Environmental Work exceeds Three Hundred Seventy-Five Thousand Dollars ($375,000), Buyer may elect to terminate this Agreement and Buyer shall be entitled to the return of the Escrow Deposit together with all accrued interest thereon.
               (IV) The parties understand and agree that the procedures outlined in this subsection (d) shall in no event delay the Closing beyond the date on which the Closing would occur but for such procedures.
          (e) The expenses incurred relating to Sections 6.2(a) and 6.2(b) shall be paid by Buyer. The expenses incurred relating to Section 6.2(c) shall be paid by Seller.
     6.3 Notice of Adverse Changes. Pending the Closing Date, Seller shall give Buyer prompt written notice of the occurrence of any of the following:
          (a) an Event of Loss;
          (b) the commencement of any proceeding or litigation at law or in equity or before the FCC or any other commission, agency or administrative or regulatory body or authority involving any of the Licenses or which could have a Material Adverse Effect, other than proceedings or litigation of general applicability to the radio broadcasting industry that do not have a disproportionate impact on any Station;
          (c) any labor grievance, controversy, strike or dispute affecting the business or operation of any Station;
          (d) any violation by Seller or any Station of any federal, state or local law, statute, ordinance, rule or regulation which may have a Material Adverse Effect;
          (e) any notice of breach, default, claimed default or termination of any Contract or Lease (excluding contracts for the sale of advertising time on the Stations);
          (f) Any Station operates at less than ninety percent (90%) of its authorized power level for more than seventy-two (72) consecutive hours; or
          (g) any other developments that may have a Material Adverse Effect.
     6.4 Operations Pending Closing. Subject to the provisions of Section 6.15 regarding control of the Stations, pending the Closing, Seller shall:
          (a) operate each Station in the ordinary course of business in accordance with past practices consistently applied;
          (b) operate each Station in accordance with the Communications Laws;
          (c) maintain the Equipment currently being used by the Seller to operate the Stations in good operating condition, wear and tear due to ordinary usage excepted, and replace any of the Equipment which shall be worn out, lost, stolen or destroyed;
          (d) not remove from the Station, sell, assign, lease, transfer, mortgage, pledge, grant any Lien other than Permitted Liens on or otherwise dispose of, any of the Purchased Assets except for dispositions in the ordinary course of business in accordance with past practices consistently applied or unless such Purchased Assets are replaced with an asset of like kind and utility;
          (e) not increase or otherwise change the rate or nature of the compensation (including wages, salaries and bonuses) or severance paid or payable to any Person, except pursuant to existing compensation and fringe benefit plans, practices and arrangements which have been disclosed to Buyer, other than annual performance based increases which shall not exceed 5% per annum, and not enter into, renew or allow the renewal of, any employment or consulting agreement or other contract or arrangement with respect to the performance of personal services;
          (f) except with Buyer’s prior written consent, not enter into, or become obligated under, any agreement or commitment affecting any Station or its operations including any Program Rights agreement except for commitments for advertising time on any Station at then prevailing rates and entered into in the ordinary course of the operation of its business, or change, amend, terminate or otherwise modify in any material respect any Contract, Lease, agreement or commitment except for those which terminate or expire by their own terms; provided, however, that Seller will not enter into any agreements for Program Rights or any agreements with affiliates of Seller without Buyer’s prior written consent; provided, further, that Seller will not enter into any agreements for or otherwise obligate any Station to commence any Incentive Program without Buyer’s prior written consent; and provided, further, that Seller shall continue to make such expenditures and commitments as is consistent with past practices of the Stations;
          (g) maintain in full force and effect policies of liability and casualty insurance of the same type, character and coverage as the policies currently carried with respect to the business, operations and assets of each Station;
          (h) not enter into any Tradeout Agreement relating to any Station which creates an obligation or liability of Seller of more than $5,000 individually or which is not in the Seller’s ordinary course of business, without the prior written consent of Buyer;
          (i) furnish to Buyer true and complete copies of all Tradeout Agreements disclosed to Buyer pursuant to Section 6.4(h) above;
          (j) not enter into any agreement providing for a delayed or deferred payment that Buyer would be obligated to pay after the Closing Date;
          (k) stay current on all of its payment obligations under the Contracts and Leases that are part of the Assumed Liabilities;
          (l) proceed with all reasonable diligence to satisfy its obligations pursuant to Tradeout Agreements in the ordinary course of each Station’s business;
          (m) utilize the programming of each Station only in the ordinary course of business and not sell or otherwise dispose of any such programming; and make all payments on programming and agreements on a current basis;
          (n) make reasonable efforts to endeavor to protect the service areas of the Stations, as currently authorized by the FCC, from interference from other stations, existing or proposed, to the extent such interference is prohibited by the Communications Laws, and promptly give Buyer notice of any such interference;
          (o) not adopt, or commit to adopt, any pension, profit sharing, deferred compensation or similar plan, program or trust on behalf of personnel of any Station, other than any such plan, program or trust currently maintained by Seller;
          (p) subject to any legal obligations to bargain in good faith, and except as may otherwise be required by law, not voluntarily agree to enter into any collective bargaining agreement applicable to any employees of any Station or recognize any union as the bargaining representative of any such employees of the Station; and promptly notify Buyer upon acquiring Knowledge of any organizing activity with respect to any employees of any Station;

          (q) follow Seller’s usual and customary policy with respect to extending credit for sales of broadcast time on any Station and with respect to collecting Receivables arising from such extension of credit;
          (r) make reasonable commercial efforts to promote and advertise each Station and its programs and make expenditures therefor in accordance with past practices consistently applied;
          (s) make reasonable efforts to endeavor to renew or extend the Licenses with the FCC in an expeditious manner;
          (t) (i) maintain in effect the Licenses that are required to carry on the business of the Stations, and (ii) timely file with the FCC all required reports and pay any required annual regulatory fees for the operation of the Stations;
          (u) not apply to the FCC for any license, construction permit, authorization (including any special temporary authorization) or modification of license that would materially restrict any Station’s operation, or make any material change in any Station’s buildings, leasehold improvements or fixtures;
          (v) not downgrade, or enter into any agreement or otherwise obligate any Station to downgrade, its broadcast transmission signal of any Station;
          (w) not offer any Station or any Purchased Asset for sale, entertain an offer to purchase the Purchased Assets or equity interests of Seller, enter into any negotiations with any Person other than Buyer for the assignment and transfer of the Purchased Assets or the equity interests of Seller, give an option to any other Person to acquire any of the Purchased Assets or equity interests of Seller or enter into any agreement or understanding, whether oral or written, that would prevent the consummation of the transactions contemplated hereby;
          (x) not by any act or omission of Seller or of its owners, stockholders, directors, officers, employees or agents, surrender, modify adversely, forfeit or fail to seek timely renewal of any License or cause the FCC to institute any proceedings for revocation, suspension or modification of any License, or fail to prosecute with due diligence, or participate in the prosecution of, the Assignment Application, renewal application or any other pending application, including all amendments thereto as necessitated by the rules of the FCC or as requested by the FCC’s staff;
          (y) not from the time of execution of this Agreement through the ninetieth (90th) day after the Closing Date, commence a voluntary case under any provision of any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or take any action to assist in or consent to the entry of an order for relief in an involuntary case under any such law or consent to the appointment of or taking possession by a receiver, or trustee or other custodian for all or a substantial part of its property;
          (z) not take or agree to take any action inconsistent with consummation of the Closing as contemplated by this Agreement; nor take any other actions with respect to the Stations except as specifically contemplated by this Agreement;

          (aa) correct within a reasonable period of time (but in any event prior to the Closing) any Station that is operating below its authorized effective radiated power level as specified in the FCC Licenses; and
          (bb) not agree to or authorize any of the foregoing.
     6.5 Financial and FCC Reports. Within thirty (30) days after the end of each month ending after the date of the Interim Financial Statements, Seller will furnish Buyer with a copy of Seller’s monthly financial reports prepared after the date of the Interim Financial Statement (including balance sheet, operating statement and weekly pacing reports) for each such month and the fiscal year to the end of such month; and will furnish all reports filed with the FCC with respect to each Station after the date hereof within ten (10) days after each such report has been filed. All of the foregoing financial statements shall comply with the requirements concerning financial statements set forth in Section 4.11. In addition, upon Buyer’s request, Seller will furnish Buyer with copies of regular management reports, if any, concerning the operation of each Station within ten (10) days after such reports are prepared.
     6.6 Consents. Seller will, at its sole expense, use its good faith best efforts to obtain Estoppel Certificates from lessors under the Leases and all consents required from third Persons whose consent or approval is required pursuant to any Contract or Lease, prior to the Closing Date. Sellers shall advise Buyer of any difficulties experienced in obtaining such consents and of any conditions requested for any of such consents. To the extent that any Contract or Lease may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant hereto shall not constitute an assignment thereof, but to the extent permitted by law shall constitute an equitable assignment and assumption of rights and obligations under the applicable Contract or Lease, with Sellers making available to Buyer the benefits thereof and Buyer performing the obligations thereunder on Sellers’ behalf.
     6.7 Cooperation. Buyer and Seller will cooperate in all respects in connection with: (a) securing any nongovernmental approvals, consents and waivers of third parties referenced in Section 6.6 or consents of third parties necessary for the transfer of the Purchased Assets from Seller to Buyer; and (b) giving notices to any governmental authority, or securing the permission, approval, determination, consent or waiver of any governmental authority required by law in connection with the transfer of the Purchased Assets from Seller to Buyer.
     6.8 Tax Returns and Payments.
          (a) All Tax returns, estimates and reports required to be filed by Seller prior to the Closing Date or relating to periods prior to the Closing Date will be timely filed by Seller with the appropriate governmental agencies.
          (b) All Taxes pertaining to ownership of the Purchased Assets or operation of each Station prior to the Closing Date will be paid when due and payable.
          (c) Seller shall not permit to exist any Tax deficiencies (including penalties and interest) of any kind assessed against or relating to Seller with respect to any taxable periods ending on or before, or including, the Closing Date of a character or nature that could reasonably be expected to result in Liens (other than Permitted Liens) or claims on any of the Purchased Assets or on Buyer’s title or use of the Purchased Assets following the Closing or that would reasonably be expected to result in any claim against Buyer.
     6.9 Updating of Information; Cure. Between the date of this Agreement and the Closing Date, Seller will deliver to Buyer: (a) information necessary to update the representations and warranties and the Schedules hereto and the lists, documents and other information furnished by Seller as contemplated by this Agreement; and (b) updated copies of documents relating to or included as a part of such Schedules, in order that all such Schedules, lists, documents and other information and items shall be complete and accurate in all material respects as of the Closing Date. Such delivery shall be made promptly as such information becomes available until the Closing Date, on which date a final delivery shall be made. No such updating of the representations and warranties or the Schedules shall be deemed to cure any breach of a representation or warranty made hereunder which was not true and correct in all material respects as of the time made.
     6.10 Conveyance Free and Clear of Liens. Except for Permitted Liens and the Liens disclosed on SCHEDULE 6.10, at or prior to the Closing, Seller shall obtain the release of all Liens disclosed in the Schedules hereto and any other Liens on the Purchased Assets, and shall duly file releases of all such Liens in each governmental agency or office in which any such Lien or evidence thereof shall have been previously filed, and Seller shall transfer and convey, or cause to be transferred and conveyed, to Buyer at Closing good and marketable title to all of the Purchased Assets free and clear of all Liens, except for Permitted Liens and those Liens disclosed on SCHEDULE 6.10.
     6.11 Financing Leases. At or prior to the Closing, Seller shall obtain the release of all obligations under any Financing Leases.
     6.12 Access to and Conversion of Data. At or prior to the Closing, the Fisher Parties shall grant access to Buyer to all data generated by the Fisher Parties’ accounting and human resources software (which is a Retained Asset) related to the Business and shall cooperate with and provide assistance to Buyer its authorized agents, officers and representatives in converting its accounting and human resources data related to the Business to a customarily used electronic medium and format.
     6.13 Cooperation for Financing. At or prior to the Closing, the Fisher Parties shall cooperate with and provide reasonable assistance to Buyer and its authorized agents, officers and representatives in providing information related to the Stations and the Purchased Assets by Buyer to its lender for financing of the transactions contemplated by this Agreement, including without limitation, using Seller’s good faith best efforts to obtain and provide to Buyer (a) a landlord’s consent to encumbrance and waiver agreement from lessors under the Leases, and (b) the legal descriptions of real property leased under the Leases.
     6.14 Public Announcement. Seller shall publish and broadcast a public notice concerning the filing of the application for assignment of the Licenses in accordance with the requirements of Section 73.3580 of the FCC’s Rules. As to any other announcements, neither party hereto shall issue any press release or public announcement or otherwise divulge the existence of this Agreement or the transactions contemplated hereby without prior approval of the other party hereto, except as and to the extent that such party shall be obligated by law or regulation or by the rules, regulations or policies of any national securities exchange or association, in which case the other party shall be so advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.
     6.15 Restrictions on Buyer. This Agreement shall not give Buyer any right to control the programming or operations of the Stations prior to the Closing Date and Seller shall have complete control of the programming and operation of the Stations between the date hereof and the Closing Date and shall operate the Stations in conformity with the requirements of law and this Agreement.
     6.16 Correction of coordinates. Not later than July 5, 2006, the Fisher Parties will take all actions at their sole cost and expense necessary to (i) submit such applications or other documents to the FCC as are necessary to insure that the FCC License and the antenna structure registration (“ASR”) for station KBLG specify the same geographic coordinates; (ii) submit such applications or other documents to the FCC as are necessary to insure that the FCC License and ASR for station KXDR specify the same geographic coordinates; provided, however, if the FCC License for KXDR is correct and the ASR is incorrect, the Fisher Parties will use best efforts to have the tower owner/landlord correct the ASR with the FCC; and (iii) update the FCC’s ASR database such that all antenna structures owned by Seller are properly associated with and registered to Seller.
ARTICLE 7
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER
     Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:
     7.1 Compliance with Agreement. Each Fisher Party shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing.
     7.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by Seller in connection with the performance of this Agreement, and all documents incident thereto, shall be complete to the reasonable satisfaction of Buyer and Buyer’s counsel and Seller shall have made available to Buyer for examination the originals or true and correct copies of all documents which Buyer may reasonably request in connection with the transactions contemplated by this Agreement.
     7.3 Representations and Warranties. The representations and warranties made by the Fisher Parties contained herein shall be true and correct in all material respects, as though such representations and warranties had been made on the Closing Date. For purposes of determining whether the conditions set forth in this Section 7.3 has been fulfilled, materiality qualifiers in the Fisher Parties’ representations and warranties in Article 4 shall be disregarded.

     7.4 No Material Adverse Change. Between the date of this Agreement and the Closing, there shall have been no Material Adverse Effect.
     7.5 Event of Loss. Between the date of this Agreement and the Closing, neither any Station nor the Purchased Assets shall have sustained an Event of Loss which individually or in the aggregate would cost in excess Five Hundred Thousand Dollars ($500,000) to repair. If such an Event of Loss has occurred, the provisions of Section 10.1 shall be applicable.
     7.6 Deliveries at Closing. Seller shall have delivered or caused to be delivered to Buyer the documents required pursuant to Section 2.4(a) each properly executed and dated as of the Closing Date.
     7.7 Other Documents. Seller shall have delivered to Buyer such documents and certificates of Seller and public officials as shall be reasonably requested by Buyer’s counsel to establish the existence and good standing of Seller and the due authorization of this Agreement and the transactions contemplated hereby by Seller.
     7.8 Possession; Instruments of Conveyance and Transfer. Seller shall deliver to Buyer at the Closing such other documents as shall be effective to vest in Buyer good and marketable title to the Purchased Assets as contemplated by this Agreement.
     7.9 Approvals and Consent. There shall have been secured such permissions, approvals, determinations, consents, Estoppel Certificates and waivers, if any, in form and substance satisfactory to Buyer, as may be required by law, regulatory authorities, the Material Leases or the Material Contracts.
     7.10 Title Policies; Survey; Lien Search Report and Environmental Report. Buyer shall have obtained or received the items described in Section 6.2(a), (b), (c) and (d) at the time such items are required to be obtained or received as described therein. If the reports Buyer receives pursuant to Section 6.2 do not meet the requirements of Section 6.2, Buyer shall notify Seller within ten (10) business days after the respective time periods set forth in Section 6.2 or such condition shall be waived. If Buyer provides such notice, Buyer shall be entitled to terminate this Agreement and receive the return of the Escrow Deposit, together with all accrued interest, on the business day following its notice of termination. The environmental reports shall evidence no material violation of any Environmental Law that Seller has not cured or agreed to cure in a manner reasonably satisfactory to Buyer or any response, remediation or removal, or some other remedial action under the Environmental Laws (“Remedial Action”).
     7.11 Absence of Investigations and Proceedings. There shall be no decree, judgment, order or litigation at law or in equity, no arbitration proceedings, and no proceeding before or by any Governmental Body pending to which Seller is a party or to which any Station or the Purchased Assets are subject, including any with respect to condemnation, zoning, use or occupancy, which could affect in any material respect the ability of Buyer to operate any Station or to use or acquire the Purchased Assets in the same manner as operated and used by Seller or as currently proposed to be used by Seller.
Without limiting the generality of the foregoing, no action, proceeding or formal investigation by any Person or Governmental Body shall be pending with the object of challenging or preventing the Closing and no other proceedings shall be pending with such object or to collect damages from Buyer on account thereof. No action or proceeding shall be pending before the FCC or any other Governmental Body to revoke, modify in any material respect or refuse to renew any of the Licenses. No suit, action or other proceeding shall be pending before any court or Governmental Body in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated hereby.
     7.12 Governmental Consents. The FCC Consent shall have become a Final Order without any condition or qualification that is materially adverse to Buyer; provided, however, that if a Bifurcated Closing occurs, (a) this condition shall be satisfied for purposes of the Primary Closing if the FCC Consent with respect to the Primary Stations has become such a Final Order, regardless of whether such a Final Order has been granted with respect to the Great Falls Stations, and (b) this condition shall be satisfied for purposes of the Great Falls Closing if the FCC Consent with respect to the assignment of the Licenses for the Great Falls Stations has become such a Final Order. All other authorizations, consents or approvals of any and all Governmental Bodies necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained on terms and conditions reasonably acceptable to Buyer and be in full force and effect.
     7.13 Licenses. Seller shall be the holder of the Licenses and there shall not have been any modification of any of such Licenses which could have a material adverse effect on any Station or the conduct of its business operations. Each Station shall be operating in material compliance with the Communications Laws and no proceeding shall be pending or threatened, the effect of which could be to revoke, cancel, fail to renew, suspend or modify materially and adversely any of the Licenses.
     7.14 Absence of Liens; Payoff Letters. On the Closing Date and simultaneously with the Closing, there shall not be any Liens on the Purchased Assets except for Permitted Liens and except for the items set forth on SCHEDULE 6.10. Seller shall deliver to Buyer copies of payoff letters for all existing indebtedness of Seller.
     7.15 Non-Foreign Affidavit. Seller shall have furnished to Buyer an affidavit of Seller, in a form reasonably satisfactory to Buyer, stating under penalty of perjury Seller’s United States taxpayer identification number and that Seller is not a foreign Person within the meaning of Section 1445(b) (2) of the Code.
     7.16 Governmental Consents. The FCC Consent shall have been issued and be in full force and effect at Closing. All other material authorizations, consents or approvals of any and all Governmental Bodies necessary in connection with the Closing shall have been obtained and be in full force and effect.
     If there is a Primary Closing or a Great Falls Closing, then the conditions shall apply to the Primary Stations or the Great Falls Stations, as applicable, unless the context shall specifically require otherwise. If any of the conditions set forth in this Article 7 have not been satisfied (other than the FCC Consent), Buyer may nevertheless waive such condition, but only in writing, and proceed with the consummation of the transactions contemplated hereby but such waiver shall not relieve Seller of any of its obligations under Article 9 hereof. Buyer shall not be deemed to have waived any failure by Seller to fulfill any of the conditions described in this Article 7 if Buyer does not have actual knowledge of such failure at the time of Closing.
ARTICLE 8
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER
     Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:
     8.1 Compliance with Agreement. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing.
     8.2 Proceedings and Instruments Satisfactory. All proceedings, limited liability company or other, to be taken by Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be complete to the reasonable satisfaction of Seller and Seller’s counsel, and Buyer shall have made available to Seller for examination the originals or true and correct copies of all documents which Seller may reasonably request in connection with the transactions contemplated by this Agreement.
     8.3 Representations and Warranties. The representations and warranties made by Buyer contained herein shall be true and correct in all material respects, as though such representations and warranties had been made on the Closing Date. For purposes of determining whether the conditions set forth in this Section 8.3 has been fulfilled, materiality qualifiers in Buyer’s representations and warranties in Article 5 shall be disregarded.
     8.4 Deliveries at Closing. Buyer shall have delivered or caused to be delivered to Seller the documents, each properly executed and dated as of the Closing Date required pursuant to Section 2.4(b). Buyer shall also have made the payments described in Section 2.2.
     8.5 Other Documents. Buyer shall have delivered to Seller such documents and certificates of officers of Buyer and of public officials as shall be reasonably requested by Seller’s counsel to establish the existence and good standing of Buyer and the due authorization of this Agreement and the transactions contemplated hereby by Buyer, including manager or board of directors resolutions of Buyer.
     8.6 Absence of Investigations and Proceedings. No action, proceeding or formal investigation by any Person or Governmental Body shall be pending with the object of challenging or preventing the Closing and no other proceedings shall be pending with such object or to collect damages from Seller on account thereof.
     8.7 Governmental Consents. The FCC Consent shall have become a Final Order; provided, however, that if a Bifurcated Closing occurs, (a) this condition shall be satisfied for purposes of the Primary Closing if the FCC Consent with respect to the Primary Stations has become such a Final Order, regardless of whether such a Final Order has been granted with respect to the Great Falls Stations, and (b) this condition shall be satisfied for purposes of the Great Falls Closing if the FCC Consent with respect to the assignment of the Licenses for the

Great Falls Stations has become such a Final Order. All other authorizations, consents or approvals of any and all Governmental Bodies necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained on terms and conditions reasonably acceptable to Buyer and be in full force and effect.
     If there is a Primary Closing or a Great Falls Closing, then the conditions shall apply to the Primary Stations or the Great Falls Stations, as applicable, unless the context shall specifically require otherwise. If any of the conditions set forth in this Article 8 have not been satisfied (other than the FCC Consent), Seller may nevertheless waive such condition, but only in writing, and proceed with the consummation of the transactions contemplated hereby but such waiver shall not relieve Buyer of any of its obligations under Article 9 hereof. Seller shall not be deemed to have waived any failure by Buyer to fulfill any of the conditions precedent described in this Article 8 if Seller does not have Knowledge of such failure at the time of Closing.
ARTICLE 9
INDEMNIFICATION
     The parties shall be indemnified as set forth below.
     9.1 Indemnification of Buyer. The Fisher Parties, jointly and severally, covenant and agree with Buyer that they shall reimburse and indemnify and hold Buyer and its respective stockholders, general partners, limited partners, members, managers, directors, officers, employees, agents, affiliates, subsidiaries and assigns (the “Buyer Indemnified Parties”) harmless from, against and in respect of any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and expenses, (including, without limitation, reasonable attorneys’ fees) (“Claims”) incurred by any of the Buyer Indemnified Parties that result from:
          (a) any inaccuracy in or breach of any representations or warranties made by the Fisher Parties in this Agreement, the Schedules or any other written statement, list, certificate or other instrument furnished to Buyer by or on behalf of the Fisher Parties pursuant to this Agreement;
          (b) any breach of any covenant or agreement of the Fisher Parties under this Agreement or the agreements and instruments contemplated herein;
          (c) any liabilities and obligations that are Retained Liabilities;
          (d) the operation or ownership of each Station or the Purchased Assets prior to the Closing (except for the Assumed Liabilities);
          (e) any Taxes, payments, claims or accruals for salaries, wages, bonuses, vacation, severance, amounts payable under Station Employee Benefit Plans, or otherwise to employees or agents of Seller, and other liabilities and obligations of Seller, in each case relating to and incurred with respect to the periods on or prior to the Closing Date, whether or not due or payable on or prior to the Closing Date;

          (f) any claims or litigation matters which relate or are due to the conduct of the Fisher Parties or any Station on or prior to the Closing Date, including, without limitation, the claims described in SCHEDULE 4.14 hereto;
          (g) the failure to comply with statutory provisions relating to bulk sales and transfers, if applicable;
          (h) any fees, expenses or other payments incurred or owed by the Fisher Parties to any brokers or comparable third parties retained or employed by them or their affiliates in connection with the transactions contemplated by this Agreement;
          (i) any claims made by a third party alleging facts which, if true, would entitle Buyer Indemnified Parties to indemnification pursuant to (a) through (h) above;
          (j) any failure of the Fisher Parties to comply with its obligations under this Section 9.1; or
          (k) any fees or expenses (including without limitation, reasonable attorneys’ fees) incurred by Buyer in enforcing its rights hereunder.
     For purposes of this Section 9.1, to the extent any facts or circumstances can be deemed a breach of a representation or warranty by the Fisher Parties, or be deemed a Retained Liability, such facts and circumstances shall be deemed to be a Retained Liability.
     9.2 Indemnification of Fisher Parties. Buyer covenants and agrees with the Fisher Parties that it shall reimburse and indemnify and hold the Fisher Parties and their directors, officers, employees, affiliates, subsidiaries, agents and assigns (the “Seller Indemnified Parties”) harmless from, against and in respect of any and all Claims incurred by any of Seller Indemnified Parties that result from:
          (a) any inaccuracy in or breach of any representations or warranties made by Buyer in this Agreement, the Schedules or any other written statement, list, certificate or other instrument furnished to the Fisher Parties by or on behalf of Buyer pursuant to this Agreement;
          (b) any breach of any covenant or agreement of Buyer (or any of its assigns) under this Agreement or the agreements and instruments contemplated herein;
          (c) Assumed Liabilities;
          (d) any fees, expenses or other payments incurred or owed by Buyer to any brokers or comparable third parties retained or employed by them or their affiliates in connection with the transactions contemplated by this Agreement;
          (e) any claims made by a third party alleging facts which, if true, would entitle the Seller Indemnified Parties to indemnification pursuant to (a) through (d) above;
          (f) any failure of Buyer to comply with its obligations under this Section 9.2;

          (g) any fees or expenses (including without limitation, reasonable attorneys’ fees) incurred by the Fisher Parties in enforcing its rights hereunder; or
          (h) any claim, liability or obligation incurred or owed by Buyer relating to the operation of any Station after the Closing Date.
     9.3 Method of Asserting Claims.
          (a) The party seeking indemnification (the “Indemnitee”) will give prompt written notice to the other party or parties (the “Indemnitor”) of any Claim which it discovers or of which it receives notice after the Closing and which might give rise to a claim by it against Indemnitor under Section 9 hereof, stating the nature, basis and (to the extent known) amount thereof; provided that failure to give prompt notice shall not jeopardize the right of any Indemnitee to indemnification except to the extent such failure shall have materially prejudiced the ability of the Indemnitor to defend such Claim. Subject to the Indemnitor’s right to defend in good faith third party claims as hereinafter provided, the Indemnitor shall satisfy its obligations and this Article 9 within thirty (30) days after receipt of written notice thereof from the Indemnitee.
          (b) In case of any Claim or suit by a third party or by any Governmental Body, or any legal, administrative or arbitration proceeding with respect to which Indemnitor may have liability under the indemnity agreement contained in this Section 9, Indemnitor shall be entitled to participate therein, and, to the extent desired by it, to assume the defense thereof, and after notice from Indemnitor to Indemnitee of the election so to assume the defense thereof, Indemnitor will not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than reasonable costs of investigation, unless Indemnitor does not actually assume the defense thereof following notice of such election. Indemnitee and Indemnitor will render to each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any such suit, Claim or proceeding. If the Indemnitor actually assumes the defense of the Indemnitee, the Indemnitee will not make any settlement of any Claim which might give rise to liability of Indemnitor under the indemnity agreements contained in this Section without the written consent of Indemnitor, which consent shall not be unreasonably withheld, and the Indemnitor shall not agree to make any settlement of any Claim which would not include the unconditional release of the Indemnitee without the written consent of Indemnitee, which consent shall not be unreasonably withheld.
          (c) If the Indemnitee shall notify the Indemnitor of any claim or demand pursuant to Section 9.3(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnitee which the Indemnitor acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnitee under Sections 9.1 or 9.2, the Indemnitor shall have the right to employ counsel acceptable to the Indemnitee to defend any such claim or demand asserted against the Indemnitee. The Indemnitee shall have the right to participate in the defense of any such claim or demand. The Indemnitor shall notify the Indemnitee in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnitee to the Indemnitor under Section 9.3(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnitor is defending in good faith any such claim or demand asserted by a third party against the Indemnitee, the Indemnitee shall not settle or compromise such claim or demand. The Indemnitee shall make available to the Indemnitor or its agents all records and other materials in the Indemnitee’s possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnitor elects to defend any such claim or demand, the Indemnitee shall have no obligations to do so.
     9.4 Payment of Claims. Buyer shall have the right to cause any Claims it may have against the Fisher Parties, whether under this Agreement or otherwise, to be paid by reduction or offset of such Claims against any amounts payable by Buyer pursuant to this Agreement. In addition, to the extent permitted under the Escrow Agreement, Buyer may offset any such Claims against the Escrow Reserve retained by the Escrow Agent pursuant to Section 2.6 hereof. The rights contained herein shall not be exclusive, but shall be in addition to any other rights and remedies available to Buyer. If such Claims by Buyer are pending against the Fisher Parties at such time as the Escrow Reserve would otherwise be disbursed by the Escrow Agent, then, to the extent permitted by the Escrow Agreement, the Escrow Agent shall withhold from such disbursement any amount that would become necessary to satisfy such Claim until such time as such Claim has been resolved.
     9.5 Nature and Survival of Representations. All statements made by or on behalf of the Fisher Parties herein or in the Schedules, shall be deemed representations and warranties of the Fisher Parties, regardless of any investigation made by or on behalf of Buyer. The representations and warranties made by the Fisher Parties, on the one hand, and by Buyer, on the other hand, under this Agreement shall survive for a period of two (2) years following the Closing, except that (i) the representations and warranties set forth in Section 4.15 (Taxes) and Section 4.24 (Employee Benefit Plans) shall survive the Closing until ninety (90) days after the expiration of the applicable statute of limitations, and (ii) the representations and warranties set forth in Section 4.5 (Title), Section 4.21 (Brokers), Section 4.25 (Environmental Compliance) and Section 5.4 (Brokers) shall survive indefinitely.
     9.6 Limitation on Aggregate Claims.
          (a) No Claims may be asserted by a party pursuant to Sections 9.1(a) or 9.1(i) (as it relates to 9.1(a)) or 9.2(a) or 9.2(e) (as it relates to 9.2(a)) of this Agreement until the aggregate amount of all such Claims of such party shall exceed One Hundred Twenty-Five Thousand Dollars ($125,000) (the “Threshold Amount”), at which time the party seeking indemnification shall be entitled to recover all amounts in excess of the Threshold Amount; provided, however, the foregoing clause shall not apply to Claims with respect to the representations and warranties set forth in Section 4.6(d) herein which may be asserted by Indemnitor without regard to whether any Threshold Amount has been met; provided further, however, (I) no Claims may be asserted by Indemnitor pursuant to Sections 9.1(a) or 9.1(i) (as it relates to 9.1(a)) of this Agreement with respect to the representations and warranties set forth in Section 4.6(a) herein (“Equipment Claims”) until the aggregate amount of all such Equipment Claims of Indemnitor shall exceed Twenty-Five Thousand Dollars ($25,000) (the “Equipment Threshold Amount”), at which time Indemnitor shall be entitled to recover all amounts in excess of the Equipment Threshold Amount and (II) any Equipment Claims by Indemnitor up to

$25,000 shall reduce on a dollar-for-dollar basis the Threshold Amount, but any amount in excess of $25,000 paid by the Fisher Parties shall not further reduce the Threshold Amount.
          (b) The parties acknowledge and agree that to the extent any aggregate liabilities under Tradeout Agreements on the Closing Date exceed the value of any aggregate assets from Tradeout Agreements as of the Closing Date, the amount of such excess shall reduce on a dollar-for-dollar basis the Threshold Amount; provided, however, to the extent Buyer is entitled to a Purchase Price credit in accordance with Section 2.5(d), the amount of the reduction of the Threshold Amount shall be net of the amount of such Purchase Price credit. For avoidance of doubt and by way of clarification (i) this Section 9.6(b) shall not affect Buyer’s right to receive a credit to the Purchase Price in accordance with Section 2.5(d) and (ii) the Threshold Amount shall at no time be increased or replenished.
          (c) Except for any such Claims involving fraud or intentional misrepresentation or any inaccuracy in or breach of any representations or warranties of the Fisher Parties set forth in Section 4.2 (Authorization), Section 4.5 (Title), Section 4.15 (Taxes), or Section 4.25 (Environmental Compliance), the liability of the Fisher Parties or Buyer for Claims asserted pursuant to Sections 9.1(a) or 9.1(i) (as it relates to 9.1(a)) or 9.2(a) or 9.2(e) (as it relates to 9.2(a)) shall not exceed Ten Million Dollars ($10,000,000).
ARTICLE 10
FURTHER AGREEMENTS
     10.1 Event of Loss. Upon the occurrence of an Event of Loss prior to the Closing, the Fisher Parties shall take reasonable steps to repair, replace and restore damaged, destroyed or lost property to its condition prior to any such loss, damage, or destruction. In the event of any such loss, damage, or destruction, the proceeds of any claim for any loss, payable under any insurance policy with respect thereto, shall be used to repair, replace, or restore any such property to its former condition subject to the conditions stated below. In the event of any loss or damage to the Stations or any of the Purchased Assets, the Fisher Parties shall notify Buyer thereof in writing immediately. Such notice shall specify with particularity the loss or damage incurred, the cause thereof (if known or reasonably ascertainable), and the insurance coverage. In the event that the property is not completely repaired, replaced or restored on or before the scheduled Closing Date, Buyer at its option: (a) may elect to postpone Closing until such time as the property has been completely repaired, replaced or restored (and, if necessary, the Fisher Parties shall join Buyer in requesting from the FCC any extensions of time in which to consummate the Closing that may be required in order to complete such repairs); or (b) may elect to consummate the Closing and accept the property in its then condition, in which event the Fisher Parties shall pay to Buyer all proceeds of insurance and assign to Buyer the right to any unpaid proceeds. The Fisher Parties shall have no responsibility to repair or replace damaged or destroyed Purchased Assets not covered by insurance if the cost of such repair exceeds Five Hundred Thousand Dollars ($500,000) in the aggregate; provided, however, Buyer shall have the right to accept the Purchased Assets subject to such Event of Loss and receive a Five Hundred Thousand Dollars ($500,000) credit against the Purchase Price plus all proceeds of insurance and an assignment by Seller to Buyer of the right to any unpaid proceeds; provided further, however, that should the Fisher Parties not advise Buyer within five (5) days after being requested to do so that the Fisher

Parties will repair or replace such Purchased Assets, Buyer may terminate this Agreement without penalty upon ten (10) days’ written notice to the Fisher Parties, and upon such termination Buyer shall be entitled to have the Escrow Deposit, together with all accrued interest, returned to it on or on the business day following such termination.
     10.2 Station Employees.
          (a) Buyer specifically reserves to itself the right to employ or not employ any and all current employees of Seller at Buyer’s sole and absolute discretion. Nothing in this Agreement shall be construed as a commitment or obligation of Buyer to offer employment to, accept for employment, or otherwise continue the employment of, any of Seller’s employees, or to continue the terms and conditions of employment previously enjoyed by Seller’s employees.
          (b) To the extent any of the Stations’ employees accept employment with Buyer (collectively, the “Transferred Employees”), such Transferred Employees will be included in Buyer’s then-existing employee welfare benefit plans (if any) and will be subject to Buyer’s then-existing employment policies, as generally applicable to Buyer’s employees.
          (c) Nothing herein shall restrict Buyer’s ability to change or terminate the benefits or benefit plans provided to Buyer’s employees (including Transferred Employees), nor shall Buyer be required to provide to any employee any of the terms and conditions of employment provided by Seller, subject, however, to the requirements of any written employment agreements of Seller which Buyer agrees to assume. This Section 10.2 shall operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other Person, including, without limitation, any current, former or retired employee of Seller or Buyer.
          (d) Seller agrees that it shall be solely responsible and liable for any medical, disability, severance, vacation, sick leave or other benefits owed under Seller’s benefit plans, including, without limitation, any expenses for health or dental benefits incurred but not submitted for reimbursement prior to the Closing that are covered under Seller’s benefit plans. Seller will be solely responsible for providing, at its cost, all life and other insurance coverage and benefits, and disability benefits to which any employee of Seller who retired or was terminated from service with Seller on or prior to the Closing Date or who was disabled prior to the Closing Date is entitled.
          (e) Seller and Buyer acknowledge and agree that Buyer shall not assume any liability whatsoever for any compensation arrangement or bonus plan for any Transferred Employees, except to the extent liabilities in respect of any such amounts have been included in calculating the adjustments pursuant to Section 2.5.
          (f) Seller agrees that it will not enter into any collective bargaining agreement that would be contractually binding on Buyer without Buyer’s prior written consent. Any such collective bargaining agreement will not be effective as to Buyer until on or after the Closing Date. Seller further agrees that, upon Buyer’s request and with the consent of the labor organization, Seller will allow Buyer or its designated representative to engage in negotiations for a collective bargaining agreement with the labor organization certified by the NLRB as the representative of a group of included employees.

     10.3 WARN Act. Seller shall be responsible for compliance with applicable provisions of the Worker Adjustment and Retraining Act, as amended (the “WARN Act”). To the extent any obligations under the WARN Act might arise as a consequence of the transactions contemplated by this Agreement, Seller shall be responsible for, and indemnify Buyer and its Affiliates (as hereinafter defined) against any losses caused by, arising from, incurred in connection with or relating in any way to, any obligations under the WARN Act arising as a result of any employment losses occurring prior to or on the Closing Date.
     10.4 Bulk Transfer. Buyer and Seller hereby waive compliance with the bulk transfer provisions of the Uniform Commercial Code and all similar laws. Except for the Assumed Liabilities, Seller shall promptly pay and discharge when and as due all liabilities and obligations arising out of or relating to Seller’s ownership, operation and sale of the Stations. Except for the Assumed Liabilities, Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against any and all liabilities, losses, costs, damages or causes of action (including, without limitation, reasonable attorneys’ fees and other legal costs and expenses) arising out of or relating to claims asserted against Buyer pursuant to the bulk transfer provisions of the Uniform Commercial Code or any similar law.
ARTICLE 11
TERMINATION; MISCELLANEOUS
     11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, as follows:
          (a) by mutual written agreement of Seller and Buyer; or
          (b) by written notice of Buyer to the Fisher Parties if any of the conditions set forth in Article 7 of this Agreement shall not have been fulfilled by the Closing Date or as otherwise provided herein (other than by reason of Buyer’s failure to comply with its obligations under this Agreement or its breach of representation or warranty); or
          (c) by written notice of Buyer to the Fisher Parties if the Fisher Parties have failed to cure a material breach of their representations, warranties or covenants under this Agreement within thirty (30) calendar days after they receive notice from Buyer of such occurrence; or
          (d) by written notice of Buyer to the Fisher Parties if there shall have been a Material Adverse Effect; or
          (e) by written notice of the Fisher Parties to Buyer if any of the conditions set forth in Article 8 of this Agreement shall not have been fulfilled by the Closing Date (other than by reason of a failure by the Fisher Parties to comply with their obligations under this Agreement or their breach of representation or warranty); or
          (f) by written notice of the Fisher Parties to Buyer if Buyer has failed to cure a material breach of its representations, warranties or covenants under this Agreement within thirty (30) calendar days after it receives notice from the Fisher Parties of such occurrence; or

          (g) by Buyer or Seller by written notice to the other party, subject to Section 3.4, if the Closing has not occurred on or before one (1) year from the date hereof, other than by reason of the terminating party’s failure to comply with its obligations under this Agreement, unless one or more of the applications to transfer the Licenses are challenged by a third party, in which case this Agreement shall continue in full force and effect; provided however, this Agreement may be terminated by Buyer or Seller if the Closing has not occurred on or before the six (6) month period immediately following the expiration of the foregoing one (1) year period; or
          (h) by written notice of the Fisher Parties to Buyer or Buyer to the Fisher Parties in accordance with, and subject to the limitations of, Section 6.2(d)(III); or
          (i) by Buyer in accordance with Section 10.1 (Event of Loss).
     11.2 Rights on Termination; Waiver.
          (a) In the event of the termination of this Agreement as provided in Section 11.1 above, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other, except (i) as provided in Section 11.2(b) and (c) below, and (ii) for claims resulting from any breach of this Agreement prior to the termination of this Agreement. Except as set forth in Section 11.2(c), the Escrow Deposit, together with all accrued interest thereon, shall be returned promptly to Buyer pursuant to the terms of the Escrow Agreement upon termination of this Agreement.
          (b) If Buyer is the terminating party of this Agreement and such termination is pursuant to Sections 11.1(c) or (d) above and Buyer is not in material default of its obligations under this Agreement and has not breached in any material respects its representations and warranties hereunder, then Buyer shall be entitled to pursue all legal and equitable remedies against Seller for such default or breach, including specific performance (the Fisher Parties hereby acknowledge that the Purchased Assets are unique and that Buyer has no adequate remedy at law if the Fisher Parties breach this Agreement), and the Fisher Parties agree to waive the defense in any such suit that Buyer has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy. In the event Buyer elects to terminate this Agreement as a result of the Fisher Parties’ breach instead of seeking specific performance (or if Buyer is denied the remedy of specific performance of Fisher Parties’ obligations under this Agreement), Buyer shall be entitled to (i) the return of the Escrow Deposit and all interest earned thereon, and (ii) recover from the Fisher Parties Buyer’s actual damages occasioned by the Fisher Parties’ breach, including without limitation, attorneys fees and costs, bank commitment fees, due diligence costs and other expenses reasonably incurred by Buyer in attempting to consummate the transaction contemplated by this Agreement; provided, however, the amount Buyer shall be entitled to recover pursuant to this Section 11.2(b)(ii) shall not exceed $1,600,000.
          (c) If a Fisher Party is the terminating party of this Agreement and such termination is pursuant to Section 11.1(f) above and each Fisher Party is not in material default of its obligations under this Agreement and has not breached in any material respect its representations and warranties hereunder and there shall have been no Material Adverse Effect, then the Fisher Parties shall be entitled to receive as liquidated damages (i) the Escrow Deposit (including all interest or other proceeds earned thereon, less any compensation due to the Escrow Agent) and (ii) the Fisher Parties’ actual attorneys fees in attempting to consummate the transactions contemplated by this Agreement, which amounts shall be substantiated by the Fisher Parties to the reasonable satisfaction of the Buyer. Such liquidated damages shall be the Fisher Parties’ sole and exclusive remedy and shall be in lieu of any other remedies at law or in equity to which the Fisher Parties might otherwise be entitled due to Buyer’s wrongful failure to consummate the transactions contemplated by this Agreement. Buyer and the Fisher Parties each acknowledges and agrees that the liquidated damage amount is reasonable in light of the anticipated harm which would be caused by Buyer’s breach of this Agreement, the difficulty of proof of loss, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder. The parties agree that the liquidated damages provided in this Section are intended to limit the claims that the Fisher Parties may have against Buyer in the circumstances described herein.
     11.3 Further Assurances. From time to time after the Closing Date, upon the reasonable request of Buyer, any Fisher Party shall execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer and take such further action as Buyer may reasonably request in order more effectively to sell, assign, convey, transfer, reduce to possession and record title to any of the Purchased Assets. The Fisher Parties agree to cooperate with Buyer in all reasonable respects to assure to Buyer the continued title to and possession of the Purchased Assets in the condition and manner contemplated by this Agreement.
     11.4 Schedules. Any disclosure with respect to a Section of this Agreement requires a specific reference in the Schedules to such Section of the Agreement to which any such disclosure applies, and no disclosure shall be deemed to apply with respect to any Section to which it does not expressly apply.
     11.5 Survival. The obligations to indemnify contained in Article 9 hereof, the agreements contained herein, the representations and warranties made in this Agreement or made pursuant hereto shall survive the Closing and the consummation of the transactions contemplated by this Agreement, and shall survive any independent investigation by Buyer or Seller, and any dissolution, merger or consolidation of Buyer or Seller and shall bind the legal representatives, assigns and successors of Buyer and Seller.
     11.6 Entire Agreement; Amendment; and Waivers. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision or breach of this Agreement, whether or not similar, unless otherwise expressly provided.

     11.7 Expenses. Except as otherwise specifically provided herein, whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.
     11.8 Benefit; Assignment. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by Buyer and Seller and their respective proper successors and assigns. This Agreement may not be assigned by Buyer to another party without the prior written consent of Seller, which consent will not be unreasonably withheld; provided, however, that (a) Buyer may assign this Agreement to any entity or entities which are Affiliates of Buyer or which are direct or indirect subsidiaries of Buyer, and (b) no such assignment to such Affiliates or subsidiaries shall relieve Buyer of its obligations hereunder. With respect to any permitted assignment hereunder, the parties shall reasonably cooperate to take actions necessary to effectuate such assignment, including but not limited to cooperating in any appropriate filings with the FCC or other governmental authorities. Upon prior written notice to Seller, Buyer may make an assignment of its rights hereunder to any third party or to a voting trust solely in connection with the transactions contemplated by the Great Falls Waiver; provided, however, that failure to provide such notice shall not invalidate such assignment.
     11.9 Confidentiality; Public Announcements.
          (a) Buyer agrees that prior to Closing, Buyer and its agents and representatives shall not use for its or their own benefit (except when required by law and except for use in connection with Buyer’s financing of the transactions contemplated by, and Buyer’s investigation of the Stations and its assets in connection with, this Agreement), and shall hold in strict confidence and not disclose: (i) any data or information relating to Seller, their affiliates or the Stations obtained from Seller or any of its directors, officers, employees, agents or representatives in connection with this Agreement; or (ii) any data and information relating to the business, customers, financial statements, conditions or operations of the Stations, in each case which is confidential in nature and not generally known to the public (clauses (i) and (ii) together, “Seller’s Information”). If the transactions contemplated in this Agreement are not consummated for any reason, Buyer shall return to Seller all data, information and any other written material (including, without limitation, material in electronic form) obtained by Buyer from Seller in connection with the transactions contemplated by this Agreement and any copies, summaries or extracts thereof, and shall refrain from disclosing any of Seller’s Information to any third party or using any of Seller’s Information for its own benefit or that of any other Person.
          (b) Seller agrees that Seller and their respective agents and representatives shall not use for their own benefit (except when required by law and except for use in connection with their respective investigations and reviews of Buyer in connection with this Agreement), and shall hold in strict confidence and not disclose: (i) any data or information relating to Buyer or its affiliates obtained from Buyer, or from any of its directors, officers, employees, agents or representatives, in connection with this Agreement; or (ii) any data and information relating to the business, customers, financial statements, conditions or operations of Buyer which is confidential in nature and not generally known to the public (clauses (i) and (ii) together

“Buyer’s Information”). If the transactions contemplated in this Agreement are not consummated for any reason, Seller shall return to Buyer all data, information and any other written material (including, without limitation, material in electronic form) obtained by Seller from Buyer in connection with this transaction and any copies, summaries or extracts thereof and shall refrain from disclosing any of Buyer’s Information to any third party or using any of Buyer’s Information for its own benefit or that of any other Person.
          (c) Prior to Closing, except as otherwise required by law or regulation or by the rules, regulations or policies of any national securities exchange or association, no party hereto will make any public announcement regarding the transactions described in this Agreement without the prior consent of the other parties hereto, which consent will not be unreasonably withheld, conditioned or delayed.
     11.10 Exclusivity. The Fisher Parties will not, after the date hereof: (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to (i) the liquidation, dissolution, sale of assets or stock, or recapitalization of, (ii) merger or consolidation with or into, (iii) acquisition or purchase of assets of (other than in the ordinary course of business) or any equity interest in, or (iv) similar transaction or business combination, involving any Station (each, an “Alternative Transaction”), or (b) institute, pursue, or engage in any discussions, negotiations, or agreements with any Person concerning any of the foregoing, or (c) furnish any information with respect to any effort or attempt by any other Person to do any of the foregoing. The Fisher Parties will immediately notify Buyer of any offer received from third parties regarding an Alternative Transaction.
     11.11 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of (i) the date when sent by telecopy or facsimile machine to the number shown below, or (ii) the business day after being properly deposited for delivery by commercial overnight delivery service, prepaid, or (iii) five (5) days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until either of such parties notifies the other in accordance with this Section of a change of address or change of telecopy number:

If to Buyer:	Cherry Creek Radio LLC
501 South Cherry Street, Suite 480
Denver, CO 80246
Attention: Joe Schwartz
Telecopy No.: (303) 468-6555

With a copy to:	Lord, Bissell & Brook LLP
1900 The Proscenium
1170 Peachtree St., N.E.
Atlanta, Georgia 30309
Attention: Neil H. Dickson, Esq.
Telecopy No.: (404) 872-5547

If to the Fisher Parties:	Fisher Communications Inc.

100 4th Avenue North, Suite 440
Seattle, WA 98109
Attention: Colleen B. Brown
Telecopy No.: (206) 404-6783

With a copy to:	Graham & Dunn
1420 Fifth Avenue, 33rd Floor
Seattle, WA 98101
Attention: Jack G. Strother, Esq.
Telecopy No.: (206) 340-9599
     11.12 Counterparts; Headings. This Agreement may be executed in counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
     11.13 Income Tax Position. Neither Buyer nor Seller shall take a position for income tax purposes which is inconsistent with this Agreement.
     11.14 Severability. If any provision, clause or part of this Agreement or the application thereof under certain circumstances is held invalid, or unenforceable, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.
     11.15 Electronic Notices, Signatures or Records. For purposes of providing notices required or permitted by this Agreement, waiving any right under this Agreement, or amending any term of this Agreement and notwithstanding any law recognizing electronic signatures or records, “a writing signed,” “in writing” and words of similar meaning, shall mean only a writing in a tangible form bearing an actual “wet” signature in ink manually applied by the person authorized by the respective party, unless both parties agree otherwise by making a specific reference to this Section.
     11.16 Legal Actions.
          (a) This Agreement shall be construed and interpreted according to the laws of the State of Colorado, without regard to the conflict of law principles thereof.
          (b) If either Seller or Buyer initiates any legal action or lawsuit against the other involving this Agreement, the prevailing party in such action or suit shall be entitled to receive reimbursement from the other party for all reasonable attorneys’ fees and other costs and expenses incurred by the prevailing party in respect of that litigation, including any appeal, and such reimbursement maybe included in the judgment or final order issued in such proceeding. Any award of damages following judicial remedy as a result of the breach of this Agreement or any if its provisions shall include an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by the law.
[Signatures on following page]

     IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the day and year first above written.

“BUYER”

CHERRY CREEK RADIO LLC

By:	/s/ Joseph D. Schwartz
Name:	Joseph D. Schwartz
Its:	President / CEO

“SELLER”

FISHER RADIO REGIONAL GROUP INC.

By:	/s/ Robert C. Bateman
Name:	Robert C. Bateman
Its:	Vice President, Finance

“PARENT”

FISHER COMMUNICATIONS, INC.

By:	/s/ Robert C. Bateman
Name:	Robert C. Bateman
Its:	Senior VP & CFO